UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
 (Amendment No.  )

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MERGE HEALTHCARE INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGE HEALTHCARE INCORPORATED
350 North Orleans Street
Chicago, Illinois  60654

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	11:00 a.m., Central Time on Monday, June 16, 2014.

PLACE	Merge Healthcare Incorporated 350 North Orleans Street, First Floor Chicago, Illinois 60654

REGISTRATION FOR MEETING	Please note that stockholders who wish to attend the Annual Meeting are encouraged to register no later than June 11, 2014 on our website at www.merge.com/annualmeeting/.

ITEMS OF BUSINESS
•      To elect seven (7) members of the Board of Directors, each to hold office until the next Annual Meeting  and until his or her successor is duly elected and qualified, or until his or her prior death, resignation or removal.

•      To consider and vote upon an amendment to the Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan to increase the number of shares of Common Stock issuable under the Purchase Plan by 500,000 shares.

• To conduct an advisory vote on the compensation of our Named Executive Officers.

• To ratify the appointment of BDO USA, LLP, as our independent registered public accounting firm for the 2014 fiscal year.

• To transact such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

RECORD DATE	You can vote if you are a stockholder of record at the close of business on April 21, 2014.

MATERIALS TO REVIEW	• Notice of Annual Meeting of Stockholders and Proxy Statement • 2013 Annual Report on Form 10–K

The Company is again pleased to take advantage of the United States Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders via the Internet.  These rules allow the Company to provide you with the information you need while lowering the costs and environmental impact associated with printing and mailing proxy materials for the Annual Meeting.

April 28, 2014	Justin C. Dearborn Chief Executive Officer President and Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
 PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO
BE HELD ON MONDAY, JUNE 16, 2014.

This Notice of Annual Meeting of Stockholders and Proxy Statement and the
2013 Annual Report on Form 10–K are available on our web site at
www.merge.com/annualmeeting/.

Certain Corporate and Stockholder Information is available on our website at
www.merge.com/company/investors/corporate-governance.aspx.

You may obtain directions to the Annual Meeting by written request directed to our
General Counsel, Merge Healthcare Incorporated,
 350 North Orleans Street, First Floor, Chicago, Illinois 60654.

Your vote is very important to us.  Whether or not you plan to attend the Annual Meeting in person, please cast your vote, as instructed in the Notice Regarding Availability of Proxy Materials or proxy card, over the Internet or by telephone, as promptly as possible.  If you received a Notice Regarding Availability of Proxy Materials in the mail or by electronic mail, you may also request a paper proxy card to submit your vote by mail if you prefer.

Merge Healthcare Incorporated 350 North Orleans Street Chicago, Illinois 60654 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (each individually, a “Director” and, collectively, the “Board” or “Directors”) of Merge Healthcare Incorporated, a Delaware corporation (“Merge Healthcare,” the “Company,” “we,” “us” or “our”), of proxies to be voted at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournment or postponement thereof.

You are invited to attend the Annual Meeting of Stockholders.  The Annual Meeting is scheduled to take place on Monday, June 16, 2014, beginning at 11:00 a.m., Central Time, at our offices located at 350 North Orleans Street, First Floor, Chicago, Illinois 60654.  In order to attend the Annual Meeting in person you are encouraged to register in advance.  For further information, please see “How do I register to attend the Annual Meeting in person?” below.

How do I vote shares registered in my name?

Under rules adopted by the United States Securities and Exchange Commission (the “Commission”), we are primarily furnishing proxy materials to our stockholders on the Internet, rather than mailing paper copies of the materials (including our 2013 Annual Report on Form 10–K) to each stockholder.  If you received a Notice Regarding Availability of Proxy Materials (“Notice”) by mail or electronic mail, you will not receive a paper copy of these proxy materials unless you request a set.  Instead, the Notice will instruct you as to how you may access and review the proxy materials over the Internet and vote your shares.  If you received a Notice by mail or electronic mail and would like to receive a paper copy of our proxy materials free of charge, please follow the instructions included in the Notice.

We anticipate that the Notice will be mailed to our stockholders on or about May 5, 2014, and will be sent by electronic mail to our stockholders who have opted for such means of delivery on or about May 5, 2014.  The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m. Eastern Time, on June 15, 2014.

Who is entitled to vote at the Annual Meeting?

Holders of Merge Healthcare Incorporated Common Stock, par value $0.01 per share (which we refer to as our “Common Stock”) at the close of business on April 21, 2014 are entitled to receive notice of and to vote their shares at the Annual Meeting.  As of that date, there were 97,137,308 shares of Common Stock outstanding.  Each share of Common Stock is entitled to one vote on each matter properly brought before the Annual Meeting.

How do I register to attend the Annual Meeting in person?

Please note that stockholders who wish to attend the Annual Meeting are encouraged to register no later than June 11, 2014 on our website at www.merge.com/annualmeeting/.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered directly in your name with Merge Healthcare’s transfer agent, American Stock Transfer & Trust Company, LLC, you are the “stockholder of record” of those shares.  This Notice of Annual Meeting and Proxy Statement and the Company’s 2013 Annual Report on Form 10–K have been made available to you by Merge Healthcare.

If your shares are held in a stock brokerage account or by a bank or other holder of record (collectively, “holder of record”), you are considered the “beneficial owner” of those shares.  In that case, if you have previously elected to receive a paper copy of your proxy materials, this Proxy Statement and a proxy card have been sent to the holder of record.  You may have received this Proxy Statement directly from the holder of record, together with instructions as to how to direct the holder of record to vote your shares.  As a beneficial owner, you have the right to direct the holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by mail, telephone or on the Internet.

What can I do if I change my mind after I vote my shares?

If you are a stockholder of record, you can revoke your proxy before it is voted by (i) sending written notice of revocation to the Corporate Secretary of the Company bearing a date later than the date of the earlier proxy; or (ii) properly executing and dating a subsequent proxy relating to the shares of Common Stock that you want voted at the Annual Meeting; or (iii) voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by following the instructions of your bank, broker or other holder of record.

All votes that have been properly cast and not revoked will be voted at the Annual Meeting.

If my shares are held in street name by the holder of record, will the holder of record vote my shares for me?

For beneficial owners, the holder of record will vote your shares only if the proposal is a matter on which the holder of record has discretion to vote or if you provide instructions on how to vote by following the instructions provided to you by the holder of record.  Under applicable stock exchange rules, brokers have the discretion to vote on routine matters, such as the ratification of the selection of accounting firms.  Since 2010, brokers no longer have the discretion to vote on proposals for the election of directors.  As a result, while brokers may exercise their discretion to vote on the ratification of BDO USA, LLP, brokers may not exercise their discretion with respect to any of the other proposals specified in this Proxy Statement.  For any matters that come before the Annual Meeting for which your broker is not permitted to exercise voting discretion, if you do not give your broker specific instructions, your shares will be considered “broker non–votes,” will not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters.  However, shares represented by such “broker non–votes” will be counted in determining whether there is a quorum present.

What shares are included on the proxy card?

If you are a stockholder of record you will receive only one proxy card for all the shares you hold in certificated and in book entry form.  If you are a beneficial owner who is not the stockholder of record, you will receive voting instructions and information regarding consolidation of your vote, from the holder of record.

How many shares of Merge Common Stock must be present or represented at the Annual Meeting to constitute a quorum?

Under the Merge Healthcare Incorporated Bylaws (which we refer to as our “Bylaws”), the presence of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum.  Both abstentions and broker non–votes are counted in the number of shares present in person or represented by proxy for purposes of determining whether a quorum is present.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

•	Election of Directors

Under our Bylaws, directors must be elected by a plurality of votes cast.  This means that the individuals with the largest number of votes “For” are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting.  Abstentions and broker non–votes are not counted as votes with respect to this proposal.  The election of directors is considered a non–routine proposal under the rules applicable to banks and brokers.  As a result, if you hold your shares in “street name,” absent specific voting instructions, the holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to the election of directors at the Annual Meeting.

•	Amendment of the Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the amendment of the Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan (the “Purchase Plan”).  Abstentions will have the effect of a vote against this proposal.  Broker non–votes will have no effect on the outcome of this proposal.  The amendment of the Purchase Plan is considered a non–routine proposal under the rules applicable to banks and brokers.  As a result, if you hold your shares in “street name,” absent specific voting instructions, the holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to the approval of the amendment of the Purchase Plan at the Annual Meeting.

•	Advisory Vote on the Compensation of our Named Executive Officers (“Say–on–Pay”)

The affirmative vote of a majority of shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve, on an advisory basis, the Say–on–Pay proposal, although such vote will not be binding on the Company.  Abstentions will have the effect of a vote against this proposal.  Broker non–votes will have no effect on the outcome of this proposal.  As a result, if you hold your shares in “street name,” absent specific voting instructions, your bank, broker or other holder of record will not be permitted to exercise voting discretion, and your shares will not be considered present and entitled to vote, with respect to the on Say–on–Pay vote at the Annual Meeting.

•	Ratification of BDO USA, LLP

The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote is required to approve the ratification of BDO USA, LLP as our independent registered public accounting firm for the 2014 fiscal year.  Abstentions will have the effect of a vote against this proposal.  Because this proposal is considered a routine proposal under the rules of the New York Stock Exchange, brokers or other entities holding shares for an owner in street name are able to vote on this proposal, even if no voting instructions are provided by the beneficial owner.

Could other matters be decided at the Annual Meeting?

As of the date this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting other than those referred to in this Proxy Statement.  If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

Can I access the Notice of Annual Meeting and Proxy Statement and the 2013 Annual Report on Form 10–K on the Internet?

This Notice of Annual Meeting and Proxy Statement, and the 2013 Annual Report on Form 10–K, are available on our website at www.merge.com/annualmeeting/.  Instead of receiving future copies of our proxy statement and accompanying materials by mail, most stockholders can elect to receive an e–mail that will provide electronic links to them.  Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business.

Who will pay for the cost of this proxy solicitation?

To facilitate the collection of proxies, we may appoint a proxy solicitor at standard industry rates.  We will pay the cost of soliciting proxies, including the charges of holders of record for forwarding documents to you.

Whom should I call with other questions?

If you have additional questions about this Proxy Statement or the Annual Meeting or would like additional copies of this document or our 2013 Annual Report on Form 10–K, please contact: Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60654, Attention:  General Counsel or Corporate Secretary, Telephone (312) 565–6868.

How can I communicate with the Company’s Board of Directors?

Stockholders who wish to communicate with our Board, any individual Director or Board committee may send correspondence to our General Counsel or Corporate Secretary, Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60601.  Our General Counsel or Corporate Secretary will submit your correspondence to our Board, any individual Director or the appropriate Board committee, as applicable.

The Board has instructed the General Counsel and the Corporate Secretary to review all communications so received, and to exercise their discretion not to forward to any Director correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e. business inquiries, complaints, or suggestions) and personal grievances.  However, any Director may at any time request the General Counsel or the Corporate Secretary to forward any and all communications received by the General Counsel or the Corporate Secretary, but not forwarded to the Directors.

How do I submit a stockholder proposal for the 2015 annual meeting?

If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by January 5, 2015.  Proposals should be addressed to our General Counsel or Corporate Secretary, Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60654.  In addition, our Bylaws provide that any stockholder wishing to nominate directors or propose any other business at the 2015 annual meeting must give us written notice by no earlier than March 18, 2015 and no later than April 17, 2015.  This notice must be sent to Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60654, Attention: General Counsel or Corporate Secretary.  That notice must provide certain other information as described in our Bylaws.  A copy of our Bylaws is available online at www.merge.com/company/investors/corporate-governance.aspx or see “Availability of Documents” below.

What is “householding”?

We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one set of our proxy materials unless one or more of these stockholders notifies us that they wish to continue receiving individual copies.  This procedure saves printing and postage costs by reducing duplicative mailings.  Stockholders who participate in householding will continue to receive separate proxy cards.  Beneficial owners can request information about householding from their banks, brokers, or other holders of record.  If you participate in householding and wish to receive separate proxy materials, or if you wish to receive separate proxy materials in the future, please call us at (312) 565–6868 or write to: Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60654, Attention: General Counsel or Corporate Secretary.  We will deliver the requested documents to you promptly upon your request.

PROPOSAL ONE – ELECTION OF DIRECTORS

Board Size.  It is the policy of the Company that the number of Directors not exceed a number that can function efficiently as a body.  The Nominating and Governance Committee, or in certain cases, the Board, considers candidates to fill new positions created by expansion and vacancies that occur by resignation, by retirement or for any other reason.  Our Bylaws provide that the number of Directors shall consist of no less than three (3) and no more than eleven (11) Directors.  The specific number of Directors shall be fixed from time to time by our Board.  Currently, the Board is comprised of seven (7) Directors.  Jeffery A. Surges, who served on our Board since May of 2010, resigned from our Board in August of 2013, at which time our Board elected Nancy J. Koenig as a Director.  Michael W. Ferro, Jr., who served as our Chairman of the Board since 2008, resigned from our Board in August of 2013 and the Board appointed Dennis Brown as our Board’s Chairman.  Our Board subsequently elected William J. Devers Jr. as a Director in February of this year.

All seven (7) current members of our Board are standing for election to hold office until the next annual meeting of stockholders or as provided in our Bylaws.  The individuals named as proxy voters in the accompanying proxy, or their substitutes, will vote for the following nominees with respect to all proxies we receive unless instructions to the contrary are provided.  If any nominee becomes unavailable for any reason, the votes will be cast for a substitute nominee designated by our Board.  Our Directors have no reason to believe that any of the nominees named below will be unable to serve if elected.  A plurality of votes cast is required for the election of Directors.

A plurality of the votes cast means that the individuals with the largest number of votes are elected as Directors up to the maximum number of Directors to be chosen at the Annual Meeting.

DIRECTOR BIOGRAPHIES AND QUALIFICATIONS

The following table lists the names of the seven (7) current Directors, their respective ages and positions with us, followed by a brief biography of each individual, including their business experience and the reasons why the Board believes each nominee is qualified to serve as a Director of our Company.

Name	Age	Position
Dennis Brown	66	Chairman of the Board
Justin C. Dearborn	44	Director, Chief Executive Officer, President and Corporate Secretary
William J. Devers Jr.	80	Director
Nancy J. Koenig	49	Director, Chief Operating Officer
Matthew M. Maloney	38	Director
Richard A. Reck	64	Director
Neele E. Stearns, Jr.	78	Director

Dennis Brown most recently served as senior executive vice president and chief financial officer for Karl’s Event Services Inc. from January 2010 to April 2011, and previously served as vice president of finance, chief financial officer and treasurer of Apogent Technologies Inc. (which we refer to as “Apogent”), a New York Stock Exchange–listed company from January 2003 to December 2004.  Fisher Scientific International Inc. acquired Apogent in August 2004, and after completion of a transition period, Mr. Brown retired from Apogent in December 2004.  From December 2000 through January 2003, Mr. Brown served as a financial consultant to Apogent.  Mr. Brown also served as vice president of finance, chief financial officer and treasurer of Apogent’s predecessor, Sybron International Corporation (which we refer to as “Sybron”), a publicly–traded company formerly headquartered in Milwaukee, Wisconsin, from January 1993 through December 2000, at which time Sybron’s Life Sciences Group was relocated to Portsmouth, New Hampshire, and Sybron was renamed Apogent.  Mr. Brown is a Fellow of the Chartered Institute of Management Accountants (England).  Mr. Brown has served on our Board since May 2003 and previously served on our Board from the date of our initial public offering in February 1998 until May 2000.  The Board has concluded that Mr. Brown should be a Director of Merge Healthcare because of his extensive industry experience, including being vice president of finance, chief financial officer and treasurer of Apogent.

Justin C. Dearborn served as managing director and general counsel of Merrick Ventures, LLC (“Merrick Ventures”) from January 2007 until his appointment as Chief Executive Officer of Merge Healthcare in June 2008.  In November 2010, Mr. Dearborn transitioned from our Chief Executive Officer to President, and in July 2011, Mr. Dearborn was also appointed Chief Financial Officer.  In May 2012, the Company created our Merge DNA operating segment (Data & Analytics).  Mr. Dearborn was appointed Chief Executive Officer of Merge DNA and remained both the President of Merge Healthcare and a Director of the Company.  In May 2013, Mr. Dearborn was also appointed to the office of Corporate Secretary.  In August 2013, Mr. Dearborn was appointed Chief Executive Officer in addition to his President and Corporate Secretary offices.  Prior to joining Merrick Ventures, Mr. Dearborn worked over nine years for Click Commerce, Inc. (which we refer to as “Click Commerce”), a publicly traded software and services company.  From May 2003 until May 2005, Mr. Dearborn served as vice president of corporate legal affairs and human resources at Click Commerce.  Mr. Dearborn was appointed corporate secretary of Click Commerce in May 2003.  Prior to Click Commerce, Mr. Dearborn worked at Motorola, Inc. (“Motorola”) where he specialized in intellectual property transactions and also held management positions in Motorola’s semiconductor and government groups.  Mr. Dearborn holds a B. S. in Accounting from Illinois State University and a J. D. from DePaul University.  Mr. Dearborn has served on our Board since his original appointment as Chief Executive Officer of Merge Healthcare in June 2008.  The Board has concluded that Mr. Dearborn should be a Director of Merge Healthcare because of his diverse experience in operational, financial and legal roles.

William J. Devers Jr. has served as a Director since February 2014.  Mr. Devers is president of Devers Group Inc. (“Devers Group”).  Mr. Devers was the chief executive officer of Trans Union Credit Information Company (“Trans Union”).  He left Trans Union in 1983 and started Devers Group as a vehicle for his private investments.  Prior to divestitures, Devers Group had revenues of approximately $100 million and employed approximately 700 people.  Over the past 30 years, Mr. Devers has bought and sold over 20 software concerns, including sales to EDS, Klopotek (Berlin, Germany), DBS Systems and others.  Currently, Mr. Devers manages DGI Private Equity Ventures, LLC, serves on the board of directors of Ryan Specialty Group, Lurie Children’s Hospital of Chicago, the Big Shoulders Fund and is a non–voting unit holder of Merrick Ventures, LLC.  Additionally, Mr. Devers serves on an advisory board at the University of Notre Dame and is a trustee of the Museum of Science and Industry in Chicago.  Mr. Devers served on the board of Click Commerce through its sale to Illinois Tool Works Inc. (“ITW”), and on the board of Wallace Computer Services, Inc. (“Wallace Computer Services”) until its sale in 2003.  The Board has determined that Mr. Devers should be a Director of Merge Healthcare because of his extensive experience as an executive officer and his experience in mergers, acquisitions and dispositions with respect to companies in the software industry.

Nancy J. Koenig has served as a Director and as our Chief Operating Officer since August 2013.  In June of 2008, Ms. Koenig was appointed President of Merge Fusion and Executive Vice President – North American Direct Sales in April of 2010.  In October 2010, due to several additional changes occurring in the makeup of our senior management team and the transitioning of responsibilities, Ms. Koenig ceased to be an executive officer.  Ms. Koenig came to Merge Healthcare from Merrick Healthcare Solutions (a Merrick Ventures portfolio company), where she served as its chief executive officer.  Prior to joining Merrick Ventures in the fall of 2007, Ms. Koenig was the president of Click Commerce during its integration as a subsidiary of ITW.  Ms. Koenig joined Click Commerce in 1999 as the director of business consulting and held various positions, including serving as the head of Click Commerce’s European Operations, its vice president of Product Operations and Marketing and its executive vice president – Operations.  Ms. Koenig became Click Commerce’s president in 2006.  Ms. Koenig holds an M.B.A. from the Northwestern University Kellogg School of Management.  The Board has concluded that Ms. Koenig should be a Director of Merge Healthcare because of her experience in management and with the operations of Merge Healthcare and other information technology companies.

Matthew M. Maloney has served as a Director since August 2012.  Mr. Maloney is the co–founder, Chief Executive Officer and a director of GrubHub, Inc. (“GrubHub”), a public company with its shares traded on the New York Stock Exchange.  GrubHub is an online and mobile food ordering platform headquartered in Chicago, Illinois.  Mr. Maloney also has a background in radiology from when he worked at the University of Chicago’s Department of Radiology from 1998 to 2000 developing advanced CAD schemes for detection and classifications of masses and clustered microcalcifications.  This work included the first prototype intelligent CAD workstation, which was intended to computerize detection on digitized mammograms and was subsequently utilized in the University of Chicago’s Department of Radiology.  Mr. Maloney holds a M. S. and an M.B.A. from the University of Chicago and a B. A. from Michigan State University.  The Board has concluded that Mr. Maloney should be a Director of Merge Healthcare because of his business acumen and entrepreneurship demonstrated by managing a fast growing and dynamic technology–based company and his experience with both technology–based companies and radiology technology solutions.

Richard A. Reck is the president of Business Strategy Advisors LLC, a business strategy consulting firm, and has served in such capacity since August 2002.  Mr. Reck joined the certified public accounting firm of KPMG LLP in June 1973 and remained employed there until his retirement as a partner in July 2002.  He currently serves on the board of Interactive Intelligence, Inc., a publicly held software company, and previously served on the board of Advanced Life Sciences Holdings Inc., a publicly held biopharmaceutical company, which ceased operations during 2011, as well as serving on the boards of several private and not–for–profit entities.  Mr. Reck is a certified public accountant and holds a B. A. in Mathematics from DePauw University and an M.B.A. in Accounting from the University of Michigan.  Mr. Reck has served as a Director since April 2003.  The Board has concluded that Mr. Reck should be a Director of Merge Healthcare because of his financial and executive experience with the above entities and other experience as a member of the board of directors of other public and private entities.

Neele E. Stearns, Jr. has served as a Director since June 2008.  From February 2001 until his retirement in April 2011, Mr. Stearns served as chairman of Financial Investments Corporation, a private equity investment firm.  From July 2004 to April 2007, he also served as the chief executive officer of Boulevard Healthcare, LLC, an owner and operator of nursing homes.  From September 2003 to January 2004, Mr. Stearns took a leave of absence from Financial Investments Corporation to serve as interim chairman and chief executive officer of Footstar, Inc. (“Footstar”).  In March 2004, Footstar filed for U. S. Chapter 11 bankruptcy, at which time, Mr. Stearns remained as a director of Footstar until it emerged from bankruptcy in February 2006.  Previously, Mr. Stearns was chairman of the board of Wallace Computer Services, then a provider of printed products and print management services, from January 2000 through November 2000 as well as serving as a director from 1996 until its sale to Moore Corporation Limited.  Prior to 1995, he was president and chief executive officer of CC Industries, Inc., a diversified holding company.  Mr. Stearns served on the board of Maytag Corporation from 1989 through its sale to Whirlpool Corporation in March 2006.  Mr. Stearns served on the board of Click Commerce from 2004 through its sale to ITW in 2006.  Mr. Stearns holds an M.B.A. from Harvard Business School and a B. A. in Economics from Carleton College.  The Board has concluded that Mr. Stearns should be a Director of Merge Healthcare because of his significant executive experience and experience as a public company director referred to above.

RECOMMENDATION OF THE BOARD

The Board unanimously nominates and recommends that stockholders vote “FOR” each of Messrs. Brown, Dearborn, Devers, Ms. Koenig, Messrs. Maloney, Reck and Stearns for election as Directors of our Company to serve until the next Annual Meeting of Stockholders or as otherwise provided in our Bylaws.

CORPORATE GOVERNANCE

Role and Composition of the Board of Directors

General.  The Board, which is elected by the stockholders, is the ultimate decision–making body of Merge Healthcare, except with respect to those matters reserved to the stockholders.  It selects the Chief Executive Officer and other members of the senior management team, which senior management team is charged with the conduct of Merge Healthcare’s business.  Having selected the senior management team, the Board acts as an advisor and counselor to senior management and ultimately monitors its performance.  The function of the Board to monitor the performance of senior management is facilitated by the presence of outside Directors of stature who have substantive knowledge of Merge Healthcare’s business and other significant management experience.

Our business, property and affairs are managed under the direction of our Board.  Members of our Board are kept informed of our business through discussions with our Chairman, our Chief Executive Officer and other officers, by reviewing materials provided to them, by visiting our offices and by participating in meetings of the Board and its committees.

All Board members standing for election are expected to attend our Annual Meeting of Stockholders, unless an emergency prevents them from doing so.  At our 2013 annual meeting, all except one of our Directors standing for reelection attended.

In 2013, the Board met twelve (12) times and had three (3) Committees:  the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.  In April of 2014, our Board added an Executive Committee.  All of the Directors who served on the Board in 2013 attended at least seventy five percent (75%) of the aggregate number of meetings of the Board and all committees on which they served in 2013.

It is the general policy of Merge Healthcare that all major decisions be considered by the Board as a whole.  As a consequence, the committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly owned company.  Currently, these committees are the Audit Committee, Compensation Committee, and the Nominating and Governance Committee.

Selection Criteria.  Although neither the Nominating and Governance Committee nor the Board has a formal diversity policy, the Board is committed to a diversified membership, in terms of both the individuals involved and their various experiences and areas of expertise.  The Nominating and Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have a proven record of business leadership and experience.  Candidates are selected by the Nominating and Governance Committee for, among other things, their integrity, independence, diversity of experience, leadership and their ability to exercise sound judgment.  Final approval of a Director candidate is determined by the full Board.  The Nominating and Governance Committee considers candidates suggested by our stockholders for election as a Director.  For Director recommendations, a stockholder must have given timely notice thereof in writing to the Secretary of the Company.  To be timely, a stockholder’s notice shall be received by the Corporate Secretary of the Company at the principal executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the date of the prior year’s annual meeting and comply with the procedures set forth in the Company’s Bylaws.  Stockholder nominees whose nominations comply with these procedures will be evaluated by the Nominating and Governance Committee in the same manner as the Nominating and Governance Committee’s nominees.

Director Compensation.  The Nominating and Governance Committee makes recommendations, as it deems necessary, to the Board regarding the compensation of Directors and the independent members of the Board approve the compensation of directors.

Executive Sessions.  Executive sessions or meetings of outside Directors without management present are held at the Board’s discretion and consistent with The NASDAQ Global Select Market Rules.  Our Board held three (3) executive sessions of outside Directors without management present during 2013.

Board Leadership Structure and Risk Oversight

We separate the roles of Chief Executive Officer and Chairman of the Board of Directors in recognition of the differences between the two roles.  Our Chief Executive Officer and President is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board of Directors provides guidance to the Chief Executive Officer and President and sets the agenda for Board meetings and presides over meetings of the full Board.  We also believe that separation of the positions reinforces the independence of the Board in its oversight of the business and affairs of the Company, and creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders.  In light of this governance structure, which differs from many of our peers, we do not have a lead independent director at this time.

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory risks, as well as strategic and reputational risks.  The full Board (or the appropriate committee in the case of risks that are the responsibility of a particular committee) receives these reports to enable it to understand our risk identification, risk management and risk mitigation strategies.  The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements.  The Audit Committee oversees management of financial risks.  The Nominating and Governance Committee manages risks associated with the independence of the Board and its committees and potential conflicts of interest between the Company and any related party.  While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed of such risks through committee reports at the Board meeting following a given Committee meeting and other written materials as provided from time to time.  This process enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

In addition to the Company’s formal compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day to day business operations.  The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company.  The Board (and its committees) periodically asks the Company’s executives to discuss the most likely sources of material future risks and how the Company is addressing any significant potential vulnerability.  The Company’s management has reviewed its compensation policies and practices for its employees and does not believe such policies and practices are reasonably likely to have a material adverse effect on the Company.  In reaching this conclusion, the Company considered, among other things: the design elements of the Company’s compensation programs and policies; the mix of cash and equity payouts; the balance of incentive compensation to encourage both short–term performance and long–term value creation; the combination of performance and time vesting requirements used by the Company’s incentive plans; the use of financial performance metrics that are readily monitored and reviewed; incorporation of both operational and financial goals and individual performance; capped payout levels for both annual cash incentives and long–term incentive awards; multiple levels of review and approval of awards; and the Company’s internal risk review and assessment processes.

Availability of Documents

The various documents relating to our corporate governance are published on our website at www.merge.com/company/investors/corporate-governance.aspx.

These documents include:

•	Audit Committee Charter
•	Compensation Committee Charter
•	Nominating and Governance Committee Charter
•	Code of Ethics
•	Whistleblower Policy
•	Certificate of Incorporation
•	Bylaws
•	Insider Trading Agreement

We will provide any of the foregoing information without charge upon written request submitted to General Counsel or the Corporate Secretary, Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60654.  Our website is not incorporated into or a part of this Proxy Statement.

Director Independence

Our Board follows The NASDAQ Global Select Market Rules regarding the independence of directors.  The Board recognizes that independent directors play an important role in assuring investor confidence.  As such, the Board has determined that each of Messrs. Brown, Devers, Maloney, Reck and Stearns is independent under the listing standards of The NASDAQ Global Select Market.

Merge Healthcare’s Code of Ethics

All of our employees, including the Chief Executive Officer and President, the Chief Financial Officer, our Controllers, and persons performing similar functions, including all Directors and employees, are required to abide by Merge Healthcare’s Code of Ethics to ensure that our business is conducted in a consistently legal and ethical manner.  This Code of Ethics along with our Whistleblower Policy form the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and the high integrity level of our employees.  Our policies and procedures cover a wide range of areas of professional conduct, including employment policies, conflicts of interest, intellectual property and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of Merge Healthcare’s Code of Ethics.  The Sarbanes–Oxley Act of 2002 requires audit committees to have procedures to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.  We have such procedures in place as set forth in the Merge Healthcare Incorporated Whistleblower Policy and the Code of Ethics.

Both our Code of Ethics and our Whistleblower Policy are available to our stockholders on our web site at www.merge.com/company/investors/corporate-governance.aspx and in print.  To request copies of these documents, make such request in writing to the General Counsel or the Corporate Secretary, Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60654.  Future material amendments relating to the Code of Ethics and/or the Whistleblower Policy will be disclosed on our web site.

COMMITTEE MEMBERSHIP

The table below provides membership for each of the Board Committees.

Name	Audit	Compensation	Executive	Nominating and Governance
Dennis Brown	X		X*
Justin C. Dearborn			X	X
William J. Devers Jr.		X*	X
Nancy J. Koenig
Matthew M. Maloney		X
Richard A. Reck	X	X		X*
Neele E. Stearns, Jr.	X*	X	X

(*) Represents Committee Chairperson.

The Audit Committee

The Audit Committee is composed solely of independent Directors in accordance with the listing standards of The NASDAQ Global Select Market and applicable rules of the Commission.  Under its Charter, the Audit Committee is responsible for reviewing with the independent registered public accounting firm and management the adequacy and effectiveness of internal controls over financial reporting.  The Audit Committee reviews and consults with management and the independent registered public accounting firm on matters related to the annual audit, the published financial statements, earnings releases and the accounting principles applied.  The Audit Committee is also responsible for appointing, retaining, overseeing and evaluating the qualifications, performance and independence of Merge Healthcare’s independent public accounting firm.  The Audit Committee reviews reports from management relating to the status of compliance with laws, regulations and internal procedures.  The Audit Committee is also responsible for reviewing and discussing with management Merge Healthcare’s policies with respect to the assessment and management of financial risks.

The Audit Committee Charter is available on our website at www.merge.com/company/investors/corporate-governance.aspx and in print upon request.  The Audit Committee met eight (8) times in 2013.

The Board has determined that each of the members of the Audit Committee is an “audit committee financial expert” for purposes of the Commission’s rules.

The Compensation Committee

The Compensation Committee is composed solely of independent Directors, in accordance with the listing standards of The NASDAQ Global Select Market and applicable rules of the Commission, and each Compensation Committee member is a “non–employee director” as defined in Rule 16b–3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is an “outside director” as defined in Section 162(m) of the Internal Revenue Code.  The Compensation Committee determines Merge Healthcare’s compensation philosophy and oversees and administers Merge Healthcare’s executive compensation programs.  Its responsibilities also include overseeing Merge Healthcare’s compensation and benefit plans and policies, administering its stock plans (including reviewing and approving equity grants) and reviewing and approving annually all compensation programs for Merge Healthcare’s executive officers.

The Compensation Committee Charter is available on our website at www.merge.com/company/investors/corporate-governance.aspx and in print upon request.  The Compensation Committee met as a committee seven (7) times in 2013 and, in addition, further addressed compensation matters during the course of regularly scheduled Board meetings during the year, whereby the independent directors of the Board made decisions with respect to compensation.

The Nominating and Governance Committee

The Nominating and Governance Committee is composed solely of independent Directors in accordance with the listing standards of The NASDAQ Global Select Market.  Under the terms of its Charter, the Nominating and Governance Committee is responsible for matters of corporate governance and matters relating to the practices, policies and procedures of the Board.  This includes identifying, recruiting and recommending director candidates as well as considering nominees recommended by stockholders.  The Nominating and Governance Committee is responsible for taking a leadership role in shaping the corporate governance of Merge Healthcare.

The Nominating and Governance Committee advises on the structure of Board meetings and recommends matters for consideration by the Board.  The Nominating and Governance Committee also advises on and recommends director compensation, which is ultimately approved by the full Board.

The Nominating and Governance Committee Charter is available on our website at www.merge.com/company/investors/corporate-governance.aspx and in print upon request.  The Nominating and Governance Committee did not convene separately as a committee in 2013; however, the duties of the Nominating and Governance Committee within its charter were carried out by the independent members of the Board at regular Board meetings.

During the last year, there have not been any material changes to the procedures by which stockholders may recommend nominees to Merge Healthcare’s Board.

The Executive Committee

The Executive Committee, the formation of which was authorized by the Board effective April 9, 2014, is responsible for (1) consulting with the senior management of the Company on strategic and operational matters between meetings of the Board; (2) performing such other functions, which from time to time, may be assigned to it by the Board; and (3) reporting at the next regular meeting of the Board all significant items discussed at any meeting of the Executive Committee.

Compensation Committee Interlocks and Insider Participation

During fiscal 2013 and as of the date hereof, none of the members of the Compensation Committee was or is an officer or employee of Merge Healthcare, and no executive officer of Merge Healthcare served or serves on the Compensation Committee or Board of any company that employed or employs any member of Merge Healthcare’s Compensation Committee or Board.

REVIEW OF RELATED PERSON TRANSACTIONS

The Company adopted written policies and procedures regarding related person transactions.  For purposes of these policies and procedures:

•	A “related person” means any of our Directors, executive officers, nominees for director, holder of five percent (5%) or more of our Common Stock or any of their immediate family members; and

•	A “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant and the amount involved exceeds $50,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, Directors or nominees for director is required to disclose certain information relating to related persons transactions for review, approval or ratification by our Audit Committee.  Disclosure to our Audit Committee should occur before, if possible, or as soon as practicable after the related person transaction is effected, but in any event as soon as practicable after the executive officer, Director or nominee for director becomes aware of the related person transaction.  Our Audit Committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of its determination that consummation of the transaction is not or was not contrary to the best interests of Merge Healthcare.  Any related person transaction must be disclosed to our full Board.

TRANSACTIONS WITH RELATED PERSONS

During 2013, we were a party to a consulting agreement with Merrick RIS, LLC, an affiliate of Merrick Venture Management Holdings, LLC (“Merrick Holdings”) and Merrick Ventures, LLC (“Merrick Ventures”) that began in 2009 and was subsequently amended in 2012.  Services provided by Merrick RIS, LLC under the consulting agreement included financial analysis and strategic planning.  We paid approximately $627,000 to Merrick RIS, LLC for such services in 2013.  The consulting agreement expired in accordance with its terms on December 31, 2013.

In April 2010 and June 2011, Merrick RIS, LLC purchased an aggregate of $10,000,000 in principal amount of our 11.75% Senior Secured Notes due 2015 (the “Notes”) at the same purchase price as the other investors in the transactions.  In April 2013, we commenced a cash tender offer for any and all of the Notes, and Merrick RIS, LLC, or an affiliate thereof, tendered $10,000,000 of its Notes.  We purchased the Notes from Merrick RIS, LLC, or an affiliate thereof, at a price of $1,066.96 per $1,000 principal amount of such Notes, the same price paid to other holders of Notes who tendered at or prior to 5:00 p.m., New York City Time, on April 15, 2013.

Merrick Ventures owned approximately thirty three percent (33%) of the outstanding equity interests of an entity called higi llc (“higi”) as of December 31, 2013.  Mr. Ferro is higi’s founder.  In December 2011, we entered into a master services agreement with higi, pursuant to which we agreed to provide higi with certain professional services, including software engineering design, application and web portal development.  We paid $13,500 in 2013 under this agreement, which terminated in accordance with its terms on December 31, 2013.

On September 8, 2010, we entered into an assignment agreement with Merrick Ventures under which Merrick Ventures assigned to us its sublease with Aon Corporation for approximately 11,934 square feet located on the 20th floor of 200 East Randolph Street, in Chicago Illinois, at an annual base rental rate of approximately $19,393 per month from August 1, 2011 to July 31, 2012, $19,890 per month from August 1, 2012 to July 31, 2013 and $20,387 per month from August 1, 2013 to December 9, 2013, when the sublease expired.  The rent was paid to the sub–landlord monthly and is the same rate as Merrick Ventures paid under the sublease.  We vacated this space in September 2013.

On February 24, 2012, we entered into an agreement with Merrick Ventures under which Merge Healthcare agreed to sublease from Merrick Ventures approximately 4,700 square feet located on the 22nd floor of 200 East Randolph Street, in Chicago, Illinois, at an annual base rental rate of approximately $80,000.  The rent was paid to Merrick Ventures monthly and was the same rate as Merrick paid under its lease.  We vacated the space that we subleased from Merrick Ventures in September 2013.

EXECUTIVE OFFICERS

The following individuals are our “executive officers” as that term is defined under the rules of the Commission and their respective ages and positions are set forth below:

Name	Age	Position
Justin C. Dearborn	44	Chief Executive Officer, President, Corporate Secretary and Director
Nancy J. Koenig	49	Chief Operating Officer and Director
Steven M. Oreskovich	42	Chief Financial Officer and Treasurer
Steven F. Tolle	46	Chief Strategy Officer
Antonia A. Wells	55	President, International and Research & Development

Mr. Dearborn’s and Ms. Koenig’s biographies appear above under the heading “Board of Directors.”

Steven M. Oreskovich was appointed Chief Financial Officer and Treasurer in June 2008.  In July 2011, Mr. Oreskovich transitioned from our Chief Financial Officer to our Chief Accounting Officer.  Following Mr. Dearborn’s appointment as Chief Executive Officer of our Merge DNA operating group in May of 2012, Mr. Oreskovich assumed the position of Chief Financial Officer again.  He remained our Treasurer during this time.  Prior to his appointment as Chief Financial Officer and Treasurer in June 2008, Mr. Oreskovich served as our Vice President of Internal Audit since January 2007, as our Chief Accounting Officer and interim Treasurer and interim Secretary from July 2006 to January 2007 and as our Vice President and Corporate Controller from April 2004 to July 2006.  From April 2000 to January 2003, prior to joining our Company, Mr. Oreskovich served as vice president of finance and operations at Truis, Inc., a company that provided customer intelligence solutions for business–to–business enterprises.  Prior to that, Mr. Oreskovich worked as an auditor at PricewaterhouseCoopers LLP from September 1994 to April 2000.  Mr. Oreskovich holds a B. S. degree in Accounting from Marquette University and is a C.P.A.

Steven F. Tolle joined Merge Healthcare in November 2011.  Mr. Tolle brings over 20 years of unique healthcare industry experience working in start–up or high–growth organizations in multiple healthcare sectors, including healthcare technology and information exchange (HIE), pharmaceuticals, managed care, behavioral healthcare, academic medicine, preferred provider organizations and disease management organizations.  Prior to joining Merge Healthcare, Mr. Tolle served as senior vice president / general manager at OptumInsight (formerly known as Ingenix), a division of United Health Group, where he led the physician community business unit.  Prior to OptumInsight, he served as a vice president of solutions management at Allscripts Healthcare Solutions, Inc., where he was responsible for the electronic health record (EHR) portfolio.  Other healthcare roles include director of business development at Pfizer Health Solutions, Inc.; director of managed care for the College of Physicians and Surgeons of Columbia University; director of technology development at MultiPlan, Inc. a national PPO based in New York; and national account executive for Prudential Healthcare Services Inc.

Antonia A. Wells has served as the President of our International division and chief of Research and Development since her appointment in August 2013.  Prior to her appointment as our President, International and R&D, Ms. Wells served as our Executive Vice President – Research and Development following her appointment in April 2010.  From June 2008 through April 2010 Ms. Wells served as President of Merge Canada (formerly operating under the Merge OEM trade name).  From June 2005 through June 2008, Ms. Wells served as Merge OEM Vice President of Customer Operations.  Since joining us in 1999, Ms. Wells has been responsible for Merge OEM’s contract management, quality/regulatory affairs, manufacturing, order management, professional services and internal infrastructure.  Ms. Wells has over 25 years of business management experience, including leadership roles in IT, enterprise system implementation, process re–engineering, and human resources.

COMPENSATION DISCUSSION AND ANALYSIS

INTRODUCTION

This Compensation Discussion and Analysis describes our executive compensation program for 2013.  We use this program to attract, motivate, and retain exemplary executive officers whom the Board has selected to lead our business.

This section of the Proxy Statement explains how the Compensation Committee made its compensation decisions for our officers who also comprise our Named Executive Officers.  We regularly review the functions and responsibilities of our various employees to determine whether such person is an individual in charge of a principal business unit, division or function, or otherwise performs a policy making function, pursuant to Rule 3b–7 under the Exchange Act.  As outlined above under “Executive Officers” we have determined that the five individuals listed above are the sole executive officers of our Company.  Those current executive officers are also our Named Executive Officers, as follows:  Chief Executive Officer, President and Corporate Secretary, Justin C. Dearborn; Chief Operating Officer, Nancy J. Koenig; our Chief Financial Officer and Treasurer, Steven M. Oreskovich; our Chief Strategy Officer, Steven F. Tolle; and our President, International and Research & Development, Antonia A. Wells.  In addition, our former Chief Executive Officer, Jeffery A Surges, and our former General Counsel and Corporate Secretary, Ann G. Mayberry–French are considered among our Named Executive Officers as required under Commission rules in 2013.  Neither Mr. Surges nor Ms. Mayberry–French was employed as an executive officer of Merge Healthcare as of December 31, 2013.

PHILOSOPHY AND GOALS OF OUR EXECUTIVE COMPENSATION

Compensation Philosophy

We maintain a compensation philosophy of “pay for performance.” To achieve our “pay for performance” philosophy, the Compensation Committee, in consultation with the Board, has considered what our compensation programs should achieve.  The primary objectives of our executive compensation policies include goals of:

•	attracting and retaining talented executives by providing compensation that generally aligns with the compensation provided to executives at public companies of comparable size and with a similar growth trajectory in the health care information technology industry, while maintaining compensation at levels that reflects our annual budget, operating initiatives and overall job responsibilities; and

•	providing appropriate incentives for executives to achieve our financial performance and business goals, which we believe influences increased stockholder value over time.

Our incentive compensation programs are designed to reward executive and other employee contributions based on the overall success of our organization and to promote superior individual performance.

Role of the Compensation Committee

The Compensation Committee of our Board is responsible for administering our compensation practices and ensuring they are designed to drive corporate performance.  Our Compensation Committee reviews compensation policies affecting our executive officers, taking into consideration our financial performance, our position within the health care information technology industry, the executive compensation policies of similar companies in similar industries and, when reviewing individual compensation levels, certain individual factors, including the executive’s level of experience and responsibility and the personal contribution that the individual has made to our success.  Our Compensation Committee also considers the global economic trends and the macroeconomic environment.  Members of our Compensation Committee have experience in setting compensation due to their management experience and from their membership on other boards and compensation committees.  Members of the Compensation Committee have used broadly analogous data they have obtained in this regard to set compensation of our executive officers.  In connection with this process, in 2013, the Compensation Committee retained the compensation consulting firm of Frederic W. Cook & Co., Inc. to advise with respect to executive compensation and retention.  There were no conflicts of interest with respect to any compensation consultants.

Annually, our Compensation Committee reviews the base salaries of all executive officers and, based on these reviews, may adjust these salaries to ensure external competitiveness and to reflect the executive’s individual position and performance, as well as the performance of our Company.  In addition to these factors, our Compensation Committee considers the recommendations of our Chief Executive Officer when adjusting base salaries of our Named Executive Officers other than himself.  Our Chief Executive Officer can and does call and attend Compensation Committee meetings, however, he is not present when the Compensation Committee discusses or sets his compensation.  We may also make base salary adjustments during the year if the scope of an executive officer’s responsibility changes relative to the other executives.

Compensation Mix

Historically, we have used a mix of fixed and performance–based compensation to meet our compensation objectives.  Fixed compensation consists primarily of the executive officers’ base salaries.  Performance–based compensation consists primarily of annual cash bonuses to drive short–term results and equity awards (such as stock options and restricted stock) to drive long–term results and aid in retention.  We do not have a set policy for allocating between any of our compensation elements because our Compensation Committee believes that it is important to retain flexibility in our compensation design based on financial goals and other business factors.  Because we believe that it is important to align the long–term interests of our executives with those of our stockholders, compensation in the form of equity awards has made up a portion of each current executive’s overall compensation package, although equity awards may not necessarily be granted to each executive officer each year of his or her employment.

For 2013, the compensation that we paid our Named Executive Officers consisted primarily of two elements:  base salary and restricted stock awards.  The Compensation Committee did not grant any cash bonuses for performance during the 2013 fiscal year in light of the Company’s financial performance.

Base Salaries

We seek to pay executives a base salary in alignment with salaries of executives at companies of comparable position in the healthcare information technology industry and at a rate that fits within our annual budget, financial objectives and operating performance.  Frederic W. Cook & Co. provided us with an analysis for our officer and Director compensation.  Such analysis included reports pertaining to executive officer compensation benchmarking data and retention, and non–employee Director compensation.  We have not historically attempted to make base salary a certain percentage of total compensation.

For 2013, the benchmarking peer group consisted of the following sixteen (16) companies:

Accelrys, Inc.	HealthStream, Inc.
Actuate Corporation	iCAD, Inc.
Alliance HealthCare Services, Inc.	IntraLinks Holdings, Inc.
athenahealth, Inc.	Medidata Solutions, Inc.
Computer Programs and Systems, Inc.	Qlik Technologies Inc.
Comverse, Inc.	Quality Systems, Inc.
ExamWorks Group, Inc.	RadNet, Inc.
Greenway Medical Technologies, Inc.	Tableau Software, Inc.

For 2013, we awarded salary increases to Mr. Dearborn and Ms. Koenig to reflect their increased responsibilities as Chief Executive Officer and Chief Operating Officer of the Company, respectively.  The 2013 salaries for each of Mr. Oreskovich, Mr. Tolle and Ms. Wells remained the same as their 2012 ending base salaries.  The base salaries, in effect as of December 31, 2013, are as follows:

Name and Principal Position	2012 Base Salary	2013 Base Salary	Percentage Increase

Justin C. Dearborn Chief Executive Officer, President & Corporate Secretary	$330,000	$400,000(1)	21%

Nancy J. Koenig Chief Operating Officer	$220,000	$305,000(2)	38%

Steven M. Oreskovich Chief Financial Officer and Treasurer	$250,000(3)	$250,000	0%

Steven F. Tolle Chief Strategy Officer	$260,000(4)	$260,000	0%

Antonia A. Wells President, International and R&D	$206,844	$206,844	0%

(1)	Mr. Dearborn received a salary increase to $400,000 as of October 1, 2013 as a result of his promotion to Chief Executive Officer.
(2)	Ms. Koenig received a salary increase to $275,000 as of February 1, 2013, and a salary increase to $305,000 as of October 1, 2013 as a result of her promotion to Chief Operating Officer.
(3)	Mr. Oreskovich received a salary increase to $225,000 as of January 1, 2012, and a salary increase on May 8, 2012 to $250,000 as a result of his promotion to Chief Financial Officer.
(4)	Mr. Tolle received a salary increase from $200,000 to $260,000 as of November 1, 2012.

2013 Bonus Plan

For 2013, the Compensation Committee did not approve or grant any cash bonuses to any of the Named Executive Officers.  The decision not to grant any cash bonuses for performance during the 2013 fiscal year was made in light of the Company’s financial performance.  The decision not to award bonuses did not reflect the individual performance of the Named Executive Officers.

Grant of Equity Awards in 2013

To reflect the responsibilities assumed by Mr. Dearborn and Ms. Koenig as a result of the appointment of Mr. Dearborn as Chief Executive Officer and Ms. Koenig as Chief Operating Officer, and the continued responsibilities of Mr. Oreskovich as Chief Financial Officer, Mr. Tolle as Chief Strategy Officer, and Ms. Wells as President, International and R&D, among other factors, the Compensation Committee granted each of these executive officers a restricted stock award in the amount of 350,000 shares of our Common Stock to Mr. Dearborn and Ms. Koenig, and 175,000 shares of our Common Stock to Mr. Oreskovich, Mr. Tolle and Ms. Wells.  The shares shall vest ratably and the restrictions will lift over the next three years on the anniversary of the date of grant.  The Compensation Committee structured the grant of equity awards as restricted stock that vests over multiple years in order to align the incentives of the Named Executive Officers with those of our stockholders and to promote retention of our Named Executive Officers.  Mr. Tolle was granted 25,000 nonqualified stock options in November of 2013 in recognition of his contributions to the Company over the prior year.

Advisory Vote on Executive Compensation Results and Our Response

At the 2011 annual meeting, stockholders approved, on a non–binding advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Company’s Proxy Statement for the 2011 annual meeting of stockholders.  The Compensation Committee took the approval received into consideration in setting 2013 compensation and did not implement any significant changes to the Company’s executive compensation program.  Additionally, stockholders at the 2011 annual meeting expressed a preference that advisory votes on executive compensation occur every three (3) years.  Consistent with this preference, the Company is holding the advisory vote on the compensation of the Company’s Named Executive officers at the Annual Meeting.

Employment Arrangements

Because our executive officers have substantial experience in our industry, and we wish to retain their services for the long–term, we have entered into employment agreements with each of them except for Mr. Tolle.

The letter agreement entered into July of 2008 with Mr.  Dearborn remains in place, as well as the letter agreements entered into with Ms. Koenig, Mr. Oreskovich and Ms. Wells at that time.  These agreements formalize and confirm the base compensation, target annual bonus amounts and the stock option grants that we agreed to in connection with the hiring of Mr. Dearborn and Ms. Koenig and the promotion of each of Mr. Oreskovich and Ms. Wells.  The agreements provide for twelve (12) months’ base salary as severance upon a termination other than for cause or other than due to the executive officer’s death or disability, conditioned on the officer’s execution of a release agreement.  The agreements do not include a definition of “cause.”  In addition, upon a change in control of Merge Healthcare, all of these officers’ unvested stock options will vest.  We determined the amounts of these severance benefits and the triggering events based on the subjective judgments and experiences of the members of the Compensation Committee, which indicated that these amounts are consistent with market practice and that the triggering events are likely to involve circumstances in which it is customary and appropriate to offer the protections embodied in the letter agreements.  Mr. Tolle does not have a letter agreement with the Company.

Agreements with Former Executive Officers

Jeffery A. Surges and the Company executed a Letter Agreement dated August 7, 2013 (the “Surges Agreement”), which confirmed the terms of Mr. Surges’ separation of employment from the Company.  Pursuant to the Surges Agreement, Mr. Surges’ last day of employment with the Company was August 8, 2013.  Mr. Surges also agreed to execute a General Release dated August 8, 2013 (the “Surges Release”), and agreed to not breach any of the terms of the Surges Release or any of the terms of his original Employment Agreement, dated November 5, 2010, and as amended by the Surges Agreement.  If Mr. Surges complies with the terms of the Surges Agreement and the Surges Release, he is entitled to:

•	Severance Payment: A severance payment of $225,000, payable in twelve (12) bi–monthly payments, less applicable withholding taxes.
•	COBRA Benefits: The Company will pay and provide accrued benefits until the earlier of August 8, 2014, or until Mr. Surges is eligible for a similar senior executive benefits plan under another employer’s plan, covering welfare benefits (medical, dental and vision) that are substantially equivalent to those provided to the Company’s other senior executives.
•	Additional Stock Option Vesting: As of July 31, 2013, Mr. Surges had previously granted, but unvested, options covering 642,187.5 shares of the Company’s Common Stock. In consideration for the Surges Agreement, the Company accelerated the vesting of options covering 328,125 shares of the Company’s Common Stock.

Ann G. Mayberry–French and the Company executed a Letter Agreement dated May 17, 2013 (the “Mayberry–French Agreement”), which confirmed the terms of Ms. Mayberry–French’s separation of employment from the Company.  Pursuant to the Mayberry–French Agreement, Ms. Mayberry–French’s last day of employment with the Company was May 14, 2013.  Ms. Mayberry–French also agreed to execute a General Release dated May 17, 2013 (the “Mayberry–French Release”), and agreed to not breach any of the terms of the Mayberry–French Release or any other continuing contractual obligations to the Company.  If Ms. Mayberry–French complies with the terms of the Mayberry–French Agreement and the Mayberry–French Release, she is entitled to:

•	Severance Payment: A severance payment of $190,000, payable in twenty four (24) bi–monthly payments, less applicable withholding taxes.
•	COBRA Benefits: The Company will reimburse Ms. Mayberry–French for each of the first twelve (12) months after the effective date of the Mayberry–French Release for the cost of any continuation of healthcare insurance benefits received under the Consolidated Omnibus Budget Reconciliation Act, as amended; provided, however, that such reimbursement obligation will automatically terminate upon commencement of other employment that permits participation in an alternative health insurance plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S–K set forth above with management and, based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

William J. Devers Jr., Chairperson
Matthew M. Maloney
Richard A. Reck
Neele E. Stearns, Jr.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table relates to the compensation earned by our Named Executive Officers for the fiscal years ended December 31, 2011, 2012 and 2013.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non–Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)

Current Executive Officers

Justin C. Dearborn Chief Executive Officer, President & Corporate Secretary	2013 2012 2011	347,500 330,000 300,000	— — —	864,500 — —	–– 549,720 —	— — 150,000	19,843 18,551 18,712	1,231,843 898,271 468,712

Nancy J. Koenig Chief Operating Officer	2013	277,917	—	864,500	—	—	12,935	1,155,352

Steven M. Oreskovich Chief Financial Officer and Treasurer	2013 2012 2011	250,000 240,625 220,000	— — 22,500	432,250 — —	— 549,720 —	— — 57,750	21,849 18,172 15,936	704,099 808,517 316,186

Steven F. Tolle Chief Strategy Officer	2013	260,000	—	432,250	37,843	—	21,143	751,236

Antonia A. Wells President, International and R&D	2013	206,844	—	432,250	—	—	9,537	648,631

Former Executive Officers

Ann G. Mayberry–French(6) General Counsel & Corporate Secretary	2013 2012 2011	77,700 190,000 178,438	–– — 12,500	–– –– ––	–– –– ––	–– –– 43,494	127,300 16,781 17,513	205,000 206,781 251,945

Jeffery A. Surges(7) Chief Executive Officer	2013 2012 2011	319,958 450,000 450,000	— — —	–– –– ––	1,671,300 549,720 —	–– — 225,000	185,344 18,427 18,775	2,176,602 1,018,147 693,775

(1)	For 2013, includes payment of unused personal time off not utilized prior to separation ($7,241 for Ms. Mayberry–French and $24,125 for Mr. Surges).
(2)	Reflects payment of discretionary bonuses of $12,500 and 10,000 for Mr. Oreskovich in 2011 and a discretionary bonus of $12,500 for Ms. Mayberry–French in 2011.
(3)	The dollar amounts for the awards represent the grant date fair value calculated in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 (“FASB ASC 718”) for each Named Executive Officer. Assumptions used in the calculation of these amounts are described in Note 8 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10–K, filed with the Commission on March 14, 2014, as amended by Annual Report on Form 10–K/A, filed with the Commission on March 17, 2014.
(4)	Reflects payments of performance–based cash bonuses earned during the 2011 fiscal year and paid in the first quarter of 2012. No performance–based cash bonuses were granted or paid in fiscal 2013.
(5)	For 2013, represents our matching contribution under our 401(k) employee retirement savings plan ($4,400 for Mr. Dearborn, $6,431 for Ms. Koenig, $6,406 for Mr. Oreskovich, $5,700 for Mr. Tolle, $2,138 for Ms. Mayberry–French and $6,344 for Mr. Surges), represents our matching contribution of $6,205 for Ms. Wells under our Deferred Profit Sharing Plan (DPSP) for our Canadian employees, and medical, dental, optical, long term disability and life insurance benefits ($15,443 for Mr. Dearborn, $6,504 for Ms. Koenig, $15,443 for Mr. Oreskovich, $15,443 for Mr. Tolle, $3,332 for Ms. Wells, $6,412 for Ms. Mayberry–French and $10,250 for Mr. Surges), and severance payments ($118,750 for Ms. Mayberry–French and $168,750 for Mr. Surges). For 2012, represents our matching contribution under our 401(k) employee retirement savings plan ($6,250 for Mr. Dearborn, $6,255 for Mr. Oreskovich, $5,463 for Ms. Mayberry–French and $6,438 for Mr. Surges) and medical, dental, optical, long term disability and life insurance benefits ($12,301 for Mr. Dearborn, $11,916 for Mr. Oreskovich, $11,318 for Ms. Mayberry–French and $11,989 for Mr. Surges.) For 2011, represents our matching contribution under our 401(k) employee retirement savings plan ($6,125 for Mr. Dearborn, $6,050 for Mr. Oreskovich, $5,313 for Ms. Mayberry–French and $6,188 for Mr. Surges) and medical, dental, optical and life insurance benefits ($12,587 for Mr. Dearborn, $9,886 for Mr. Oreskovich, $12,160 for Ms. Mayberry–French and $12,587 for Mr. Surges).
(6)	Ms. Mayberry–French resigned as an officer and employee effective May 14, 2013.
(7)	Mr. Surges resigned as a Director, officer and employee effective August 8, 2013.

Grants Of Plan–Based Awards For Fiscal Year 2013

The following table contains information on the plan–based equity awards granted to our Named Executive Officers in 2013.

	Grant Date	All Other Stock Awards: Number of Shares of Stock (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)		Base Price of Option Awards ($)	Grant Date Fair Value of Plan-Based Awards ($)

Current Executive Officers

Justin C. Dearborn	11/05/2013	350,000	––		––	864,500	(3)

Nancy J. Koenig	11/05/2013	350,000	––		––	864,500	(3)

Steven M. Oreskovich	11/05/2013	175,000	––		––	432,250	(3)

Steven F. Tolle	04/05/2013	––	25,000		3.09	37,843	(4)
	11/05/2013	175,000	––		––	432,250	(3)

Antonia A. Wells	11/05/2013	175,000	––		––	432,250	(3)

Former Executive Officers

Ann G. Mayberry–French	––	––	––		––	––

Jeffery A. Surges	05/13/2013	––	750,000	(2)	3.24	1,671,300	(4)

(1)	Thirty three percent (33%) of the restricted stock will vest on November 5, 2014, thirty three percent (33%) of the restricted stock will vest on November 5, 2015, and the remaining thirty four percent (34%) of the restricted stock will vest on November 5, 2016.
(2)	Ninety percent (90%) of the option award vested on May 13, 2013.
(3)	Reflects the value as calculated using the closing market price of our Common Stock on the date of grant, November 5, 2013 ($2.47).
(4)	Represents the grant date fair value as determined in accordance with FASB ASC 718.

Outstanding Equity Awards At 2013 Fiscal Year–End

The following table contains information concerning equity awards held by our Named Executive Officers that were outstanding as of December 31, 2013.

	OPTION AWARDS					STOCK AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)

Current Executive Officers

Justin C. Dearborn	400,000 200,000 300,000 75,000	–– –– 100,000 225,000	0.68 1.47 2.50 2.67	06/04/2008 08/19/2008 05/04/2010 05/09/2012	06/03/2014 08/18/2014 05/03/2016 05/08/2018	350,000	812,000

Nancy J. Koenig	200,000 75,000 25,000	–– 25,000 75,000	0.68 2.50 6.33	06/04/2008 05/04/2010 03/01/2012	06/03/2014 05/03/2016 02/28/2018	350,000	812,000

Steven M. Oreskovich	200,000 56,250 75,000	–– 18,750 225,000	0.68 2.50 2.67	06/04/2008 05/04/2010 05/09/2012	06/03/2014 05/03/2016 05/08/2018	175,000	406,000

Steven F. Tolle	45,000 25,000 ––	45,000 75,000 25,000	6.07 6.33 3.09	11/01/2011 03/01/2012 04/05/2013	10/31/2017 02/28/2018 04/04/2019	175,000	406,000

Antonia A. Wells	150,000 37,500 25,000	–– 12,500 75,000	0.68 2.50 6.33	06/04/2008 05/04/2010 03/01/2012	06/03/2014 05/03/2016 02/28/2018	175,000	406,000

Former Executive Officers

Ann G. Mayberry–French	––	––	––	––	––	––	––

Jeffery A. Surges	210,938 525,000 75,000 675,000	–– –– –– ––	2.73 3.24 2.67 3.24	06/22/2010 11/05/2010 05/09/2012 05/13/2013	02/04/2014(4) 02/04/2014(4) 02/04/2014(4) 02/04/2014(4)	––	––

(1)	All options vest as to twenty five percent (25%) of the award on each of the first four anniversaries of the grant date.
(2)	Thirty three percent (33%) of the restricted stock will vest on November 5, 2014, thirty three percent (33%) of the restricted stock will vest on November 5, 2015, and the remaining thirty four percent (34%) of the restricted stock will vest on November 5, 2016.
(3)	Reflects the value as calculated using the closing market price of our Common Stock as of the last trading day in fiscal year 2013, December 31, 2013 ($2.32).
(4)	All vested, unexercised options expire six (6) months following separation of affiliation with the Company, calculated at one hundred eighty (180) days following last date of affiliation.

Option Exercises and Stock Vested in Fiscal 2013

Current Executive Officers.  No stock options were exercised by our current Named Executive Officers during fiscal 2013.  No restricted stock awards made to our current Named Executive Officers vested during fiscal 2013.

Former Executive Officers.  The following table provides information on the value realized by each of our former Named Executive Officers as a result of the exercise of options.  Restricted stock awards were not made to our former Named Executive Officers.

	Option Awards
	Number of Shares Acquired on Exercise (#)(1)		Value Realized on Exercise ($)(2)

Ann G. Mayberry–French	100,000	(3)	108,780

Jeffery A. Surges	––		––

(1)	Represents the total number of stock options exercised during 2013 before the sale of option shares to cover the option exercise price, transaction costs and applicable taxes.
(2)	Represents “in the money” value of stock options at exercise calculated as: the difference between the market price at exercise and the exercise price, multiplied by the total number of options exercised.
(3)	In connections with this stock option exercise, shares were sold to cover the payment of the exercise price and the applicable taxes due upon exercise with Ms. Mayberry–French retaining a total of 28,000 net gain shares.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Description of Agreements Providing for Potential Payments

The table below reflects the amount of compensation to each of the Named Executive Officers without a change in control and upon a change of control, in each case, in the event of termination of the Named Executive Officer’s employment arrangement with the Company (i) upon termination by the Company without cause, (ii) for cause, and (iii) upon the Named Executive Officer’s death or disability.  The amounts shown assume that such termination was effective as of December 31, 2013 and, thus, includes amounts earned through such time and are estimates of the amounts which would be paid upon termination. The following assumes that the Board does not accelerate the vesting of or modify the rights to any vested or unvested equity awards of any participant upon a change in control. The actual amounts to be paid out can only be determined at the time of termination.

	NO CHANGE IN CONTROL			UPON CHANGE IN CONTROL
Name	Payments upon Termination without Cause ($)	Payments upon Termination for Cause ($)	Payments upon Death or Disability ($)	Payments upon Termination without Cause ($)	Payments upon Termination for Cause ($)	Payments upon Death or Disability ($)

Justin C. Dearborn(1)	400,000	–––	–––	400,000	–––	–––

Nancy J. Koenig(1)	305,000	–––	–––	305,000	–––	–––

Steven M. Oreskovich(1)	250,000	–––	–––	250,000	–––	–––

Steven F. Tolle(2)	–––	–––	–––	–––	–––	–––

Antonia A. Wells(1)	206,844	–––	–––	206,844	–––	–––

(1)	On July 3, 2008, we entered into letter agreements with Mr. Dearborn, Ms. Koenig, Mr. Oreskovich and Ms. Wells that provide for twelve (12) months’ base salary as severance upon a termination other than for cause and other than due to the executive officer’s death or disability, which cash severance will be payable over twelve (12) months, conditioned on their respective execution of a release agreement.
(2)	Mr. Tolle does not have a letter agreement with the Company.

COMPENSATION OF NON–EMPLOYEE DIRECTORS

Beginning in June 2008, we stopped paying cash compensation to our non–employee Directors and instead made a stock option grant to each of our non–employee Directors.  We did not make any stock option grants to our non–employee Directors during 2013.

Our employee Directors, Mr. Dearborn and Ms. Koenig, do not receive any consideration for their service on the Board.

OUTSTANDING EQUITY AWARDS OF DIRECTORS AT FISCAL YEAR END

The following table contains information concerning equity awards held by our non–employee Directors that were outstanding as of December 31, 2013.

	OPTION AWARDS (1)
Name	Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($ / Share)	Expiration Date	Aggregate Number of Securities Underlying Options (#)
Dennis Brown	10,000	16.19	05/20/2014	515,000
	15,000	17.50	06/01/2015
	15,000	6.59	12/27/2016
	10,000	5.52	01/30/2017
	15,000	6.01	05/10/2017
	225,000	1.47	08/18/2018
	225,000(2)	6.33	02/28/2018
Matthew M. Maloney	225,000(2)	3.28	08/23/2018	225,000
Richard A. Reck	10,000	16.19	05/20/2014	505,000
	15,000	17.50	06/01/2015
	15,000	6.59	12/27/2016
	15,000	6.01	05/10/2017
	225,000	1.47	08/18/2018
	225,000(2)	6.33	02/28/2018
Neele E. Stearns, Jr.	300,000	1.47	08/18/2018	600,000
	300,000(2)	6.33	02/28/2018

(1)	All options are fully vested and exercisable, with the exception of the options granted on March 1, 2012 with a February 28, 2018 expiration date, and the options granted on August 24, 2012 with an August 23, 2018 expiration date, which options vest and are exercisable as noted below.
(2)	Options vest as to twenty five percent (25%) of the award on each of the first four anniversaries of the grant date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows, as of April 25, 2014, the beneficial ownership of shares of our Common Stock, by:  (i) each person that is known to us to beneficially own or exercise the voting or dispositive control of five percent (5%) or more of our outstanding Common Stock; (ii) each of our Directors and Executive Officers; and (iii) all of our Directors and Executive Officers as a group.  Except pursuant to marital property laws or as otherwise indicated in the footnotes to the table, each of the stockholders named below has sole voting and investment power with respect to the shares shown as beneficially owned by such stockholder.  In general, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire the beneficial ownership within sixty (60) days.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned(2)	Percentage of Total Outstanding
Michael W. Ferro, Jr.(3)	26,431,298	27.21%
Merrick Venture Management Holdings, LLC	21,105,857	21.73%
Merrick Ventures, LLC	4,925,441	5.07%
Dennis Brown	814,427	(*)
Justin C. Dearborn	1,565,022	1.61%
William J. Devers Jr.	302,397	(*)
Nancy J. Koenig	722,160	(*)
Matthew M. Maloney	56,250	(*)
Steven M. Oreskovich	659,092	(*)
Richard A. Reck	652,138	(*)
Neele E. Stearns, Jr.	671,610	(*)
Steven F. Tolle	276,250	(*)
Antonia A. Wells	436,347	(*)
All Directors and Executive Officers as a Group (10 persons)	6,155,693	6.34%

(*)	Less than 1% of outstanding Common Stock.

(1)	The business address of each beneficial owner who is also a Director of or Executed Officer of Merge Healthcare is c/o Merge Healthcare Incorporated, 350 North Orleans Street, First Floor, Chicago, Illinois 60654, with the exception of Mr. Oreskovich whose business address is c/o Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029. The business address for each of Michael W. Ferro, Jr., Merrick Ventures, LLC and Merrick Venture Management Holdings, LLC is 350 North Orleans Street, Tenth Floor, Chicago, Illinois 60654.
(2)	Share amounts include the following numbers of shares of Common Stock which may be acquired upon the exercise of stock options which are currently exercisable or exercisable within sixty (60) days of April 25, 2014: 402,500 for Mr. Brown; 1,150,000 for Mr. Dearborn; 350,000 for Ms. Koenig; 56,250 for Mr. Maloney; 425,000 for Mr. Oreskovich; 392,500 for Mr. Reck; 450,000 for Mr. Stearns; 101,250 for Mr. Tolle, 250,000 for Ms. Wells, and 3,577,500 for all Directors and Executive Officers as a group.
(3)	Includes 21,105,857 shares held by Merrick Venture Management Holdings, LLC, of which Mr. Ferro is the Managing Member. Also includes 4,925,441 shares held by Merrick Ventures, LLC. As reported on a Form 4 filed with the Commission on November 8, 2013, by Mr. Ferro. Mr. Ferro and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interests in Merrick Holdings. Mr. Ferro serves as the chairman and chief executive officer of each of Merrick Holdings and of Merrick Ventures. Accordingly, Mr. Ferro indirectly controls all of the shares of Common Stock owned by Merrick Holdings and Merrick Ventures.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers, directors, and persons who own more than ten percent (10%) of a registered class of our equity securities, to file initial statements of beneficial ownership (Form 3), and statements of changes in beneficial ownership (Forms 4 or 5).  The Commission requires executive officers, directors and greater than ten percent (10%) stockholders to furnish us with copies of all these forms filed with the Commission.

To our knowledge, based solely upon our review of the copies of these forms received by us, or written representations from certain reporting persons that no additional forms were required for those persons, we believe that all of our executive officers, directors and greater than ten percent (10%) stockholders complied with their reporting obligations during 2013, except that Mr. Tolle and Ms. Wells were each late in filing a Form 3 and a Form 4 due to our subsequent determination that they became executive officers in connection with a corporate reorganization that occurred in August 2013.

PROPOSAL TWO – APPROVAL OF THE AMENDMENT TO THE MERGE HEALTHCARE INCORPORATED 2000 EMPLOYEE STOCK PURCHASE PLAN

The purpose of the Purchase Plan is to provide all qualified employees of the Company and its subsidiaries, the opportunity to purchase shares of our Common Stock, through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in our Company in order to strengthen the mutuality of interests between such persons and our stockholders, and to provide a benefit that will assist Merge Healthcare in competing to attract and retain employees of high quality.  The Board has approved the amendment to the Purchase Plan and is seeking approval of our stockholders.  Stockholder approval of the amendment to the Purchase Plan is sought because of the requirements of The NASDAQ Stock Market, LLC in connection with the listing of the Company’s Common Stock on The NASDAQ Global Select Market and to qualify the Purchase Plan under Rule 16b–3 of the Exchange Act, and thereby render certain transactions under the Purchase Plan exempt from certain provisions of Section 16 of the Exchange Act.  A copy of the Purchase Plan is attached as Annex A to this Proxy Statement and incorporated by reference herein.  The summary below is qualified by reference to the Purchase Plan.

Rationale for Share Increase

Merge Healthcare stockholders have not been asked to increase the number of shares available under the Purchase Plan since its adoption in 2000.  In its determination to approve the Purchase Plan, the Company has noted the number of shares remaining under the Purchase Plan and the following metrics with respect to the burn rate and dilution under the Purchase Plan:

•	In 2013, 2012 and 2011, participants acquired a total of approximately 98,583, 109,739 and 59,363 shares under the Purchase Plan, respectively. This represents a three−year average burn rate of approximately 0.08494% of fully diluted common shares outstanding.
•	As of March 31, 2014, 65,883 shares remained available for future issuance under the Purchase Plan. If we do not increase the shares available for issuance under the Purchase Plan, then based on historical usage rates of shares, we would expect to exhaust the share limit under the Purchase Plan during 2014.
•	Based on historical usage, we estimate that the shares reserved for issuance under the Purchase Plan would be sufficient to last for an additional five (5) to six (6) years if the amendment to the Purchase Plan is approved, assuming participation remains at historical levels.
•	The total aggregate equity value of the additional authorized shares being requested under the Purchase Plan (above the shares remaining available for issuance under the Purchase Plan), based on the closing price of our Common Stock on March 31, 2014 is $1,220,000. The total number of shares reserved for future issuance under the Purchase Plan, including the 500,000 additional shares requested, represents approximately 0.58256% of Merge Healthcare’s outstanding shares as of March 31, 2014.

In light of the factors described above, and the importance of the Purchase Plan to our ability to compensate our employees and align the interests of those employees with the interests of our stockholders, the Board approved the increase in the number of shares under the Purchase Plan.  The Board will not create a subcommittee to evaluate the risks and benefits for issuing the additional authorized shares requested.

Description of the Plan

Eligibility

All employees who are customarily employed on a full–time or part–time basis by Merge Healthcare or any subsidiary of Merge Healthcare and are regularly scheduled to work more than twenty (20) hours a week are eligible to participate in the Purchase Plan as of first day of the calendar quarter next following their date of employment.  Participation is voluntary.  However, any employee who owns or holds outstanding options or other rights to purchase shares of our Common Stock consisting of five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company is not eligible to participate.  As of March 31, 2014, approximately 765 employees were eligible to participate in the Purchase Plan.

Limits on Authorized Shares; Limits on Contributions

Incorporating the approval by the stockholders of the amendment to the Purchase Plan, increasing the number of shares available by 500,000 (currently at 750,000), the Purchase Plan will allow, in the aggregate, up to 1,250,000 shares of Merge Healthcare Common Stock (subject to adjustment for certain corporate transactions as described in the Purchase Plan) to be purchased by all employees who, immediately after the grant of rights under the Purchase Plan, would not own or hold outstanding options or other rights to purchase shares of our Common Stock consisting of five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company.  The Purchase Plan allows participants to allocate up to ten percent (10%) of their base pay to be used to purchase shares of our Common Stock.  The price of the Common Stock purchased under each offering is currently set at ninety five percent (95%) of the closing market price of our Common Stock on the last trading day of each calendar quarter (purchase date).  The maximum number of shares of Common Stock that a participant may purchase is limited by the fact that the value of Common Stock to be purchased may not accrue at a rate that exceeds Twenty Five Thousand Dollars ($25,000) in any calendar year.

Offering Periods

Each offering period will be determined by the Compensation Committee.  Unless otherwise determined by the Compensation Committee, the Purchase Plan will operate with successive quarterly offering periods commencing on the first day of each calendar quarter and ending on the last day of such calendar quarter.  The Compensation Committee may change the duration of future offering periods, without shareholder approval, but in no event will the duration of any offering period exceed twenty seven (27) months from the date the option is granted.

Termination of Participation

Participants may reduce the payroll deduction, provided the participant complies with the administrative and timing requirements necessary to effectuate such a reduction.  Participation in the Purchase Plan will automatically continue at the participant’s chosen participation level until he or she files a new enrollment form, withdraws, changes participation levels or becomes ineligible.

A participant may terminate his or her outstanding purchase rights by filing a form prior to any purchase date and have the Company refund all of the participant’s payroll deductions for that offering period.  The termination shall be irrevocable and the participant may not rejoin until the next offering period.  In the event of a participant’s termination of employment for any reason, except death, the payroll deductions credited to his or her account will be returned to him or her.  In the event of a participant’s death, the participant’s beneficiary will generally have the option to withdraw any payroll deductions credited to the Purchase plan or exercise the purchase right under the Purchase Plan, subject to compliance with timing restrictions under the Purchase Plan.

Administration

The Compensation Committee administers the Purchase Plan.  The Board may alter, amend, suspend or discontinue the Purchase Plan at any time to become effective immediately following the close of any offering period.  However, certain amendments may require stockholder approval pursuant to applicable laws or regulations.  Any such amendment or termination of the Purchase Plan shall not affect options already granted and such options shall remain in full force and effect as if the Purchase Plan had not been amended or terminated.

Any Common Stock offered under the Purchase Plan will be either (i) authorized, but unissued shares of Common Stock, (ii) shares of Common Stock purchased in the open market at Merge Healthcare’s direction, or (iii) issued shares of Common Stock held in treasury.

Discussion of Federal Income Tax Consequences

The federal income tax consequences of an employee’s purchases under the Purchase Plan will vary.  The following discussion is only a summary of the general federal income tax rules applicable to the Purchase Plan.  Employees should consult their own tax advisors since a taxpayer’s particular situation may be such that some variation of the rules described below will apply.  The Purchase Plan and the right of participants to make purchases thereunder are intended to qualify under the provisions of Sections 421 and 423 of the Internal Revenue Code of 1986, as amended.  Under those provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of Common Stock.  However, a participant may become liable for tax upon the disposition of the Common Stock acquired under the Purchase Plan (or if he or she dies holding such Common Stock), and the tax consequences will depend on how long a participant has held the Common Stock prior to disposition.  If the shares of Common Stock are disposed of (a) at least two (2) years after the date of the beginning of the offering period, and (b) at least one (1) year after the stock is purchased in accordance with the Purchase Plan (or if the employee dies while holding the Common Stock), the following tax consequences will apply:  the lesser of (a) the excess of fair market value of the Common Stock at the time of such disposition (or death) over the purchase price of the Common Stock (the “Option Price”), or (b) the excess of the fair market value of the Common Stock at the time the option was granted over the option price (which option price will be computed as of the purchase date) will be treated as ordinary income to the participant.  Any additional gain upon disposition generally will be capital gain.  If the shares of Common Stock are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss equal to the difference.  The gain or loss will be long or short term, depending on whether the employee has held the Common Stock for more than one (1) year since exercise.  If an employee holds the Common Stock for either the two (2) year or the one (1) year holding periods described above, the Company will not be entitled to a deduction in respect of the disposition of such Common Stock.

If the shares of Common Stock are sold or disposed of (including by way of gift) before the expiration of either the two (2) year or the one (1) year holding periods described above, the following tax consequences will apply:  the amount by which the fair market value of the Common Stock on the date the option is exercised (which is the last business day of the offering period and which is hereafter referred to as the “Termination Date”) exceeds the option price will be treated as ordinary income to the participant.  This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the Common Stock is made.  The balance of any gain will be treated as either short term or long term capital gain, depending on whether the shares of Common Stock have been held for more than one (1) year following the exercise of the option.  Even if the shares of Common Stock are sold for less than their fair market value on the Termination Date, the same amount of ordinary income is attributed to a participant and a capital loss is allowed equal to the difference between the sales price and the value of such Common Stock on such Termination Date.  The Company, in the event of an early disposition, will be allowed a deduction for federal income tax purposes in the same tax year and in the same amount as the ordinary income realized by the disposing employee.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD

The affirmative vote of a majority of the votes cast by stockholders present in person or by proxy and eligible to a vote at the Annual Meeting, a quorum being present, is required to approve this matter.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends a vote “FOR” amending the Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan.

PROPOSAL THREE – STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

The Dodd–Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd–Frank Act”) enables the Company’s stockholders to vote to approve, on an advisory and non–binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement in accordance with Commission rules.

As we convey in the “Compensation Discussion and Analysis,” our executive compensation program is intended to deliver competitive total compensation upon achievement of performance objectives and has been developed consistent with our strategy to attract, motivate and develop leaders who will drive the creation of stockholder value.  Our executive compensation is discussed in further detail under “Compensation Discussion and Analysis” and “Compensation of Executive Officers and Directors,” which includes information about the 2013 compensation of our Named Executive Officers.

This advisory vote is generally referred to as a “Say–on–Pay vote.”  In accordance with the results of the advisory vote held in 2011 on the frequency of future Say–on–Pay votes, we are conducting Say–on–Pay votes every three (3) years.  Since the last Say–on–Pay vote was held in 2011, a Say–on–Pay vote will be held at the Annual Meeting.

The Company is asking its stockholders to indicate their support for the compensation paid to the Company’s Named Executive Officers.  This proposal is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement.  Accordingly, the Company is asking its stockholders to vote “FOR” the following resolution at the Annual Meeting.

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the United States Securities and Exchange Commission.”

The vote on executive compensation is advisory and, therefore, not binding; however, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends a vote “FOR” the approval of the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement pursuant to the Commission’s compensation disclosure rules.

PROPOSAL FOUR – RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2014 FISCAL YEAR

BACKGROUND

The Audit Committee of our Board has selected BDO USA, LLP, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2014.  BDO USA, LLP, is our independent registered public accounting firm and has audited our consolidated financial statements for the six (6) years ended December 31, 2013.

Representatives of BDO USA, LLP will be present at our Annual Meeting.  They will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

REASONS FOR THE PROPOSAL

Selection of our independent registered public accounting firm is not required to be submitted for stockholder approval, but the Audit Committee of our Board is seeking ratification of its selection of BDO USA, LLP as a matter of good corporate practice.  If our stockholders do not ratify this selection, the Audit Committee of our Board will reconsider whether or not to retain BDO USA, LLP as the Company’s independent registered public accounting firm for 2014.  Even if the selection is ratified, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our and our stockholders’ best interests.

VOTE REQUIRED AND RECOMMENDATION OF THE BOARD OF DIRECTORS

To ratify the selection of BDO USA, LLP as our independent registered public accounting firm, the votes cast for ratification must be the majority of shares present and entitled to vote (in person or by proxy) at the Annual Meeting.  Unless otherwise specified, the proxies solicited hereby will be voted in favor of the ratification of BDO USA, LLP as our independent registered public accounting firm for 2014.

RECOMMENDATION OF THE BOARD

The Board unanimously recommends a vote “FOR” ratifying the selection of BDO USA, LLP as our independent registered public accounting firm for the 2014 fiscal year.

AUDIT AND NON–AUDIT FEES

The following table presents fees for professional services rendered by our independent registered public accounting firm for the audit of Merge Healthcare’s annual financial statements for the years ended December 31, 2013 and December 31, 2012.

	2013	2012
Audit fees (*)	$781,075	$944,213
Audit–related fees (**)	19,130	33,017
Tax	––	––
All other fees	––	––
Total fees	$800,205	$977,230

(*)	Audit fees include fees for the annual financial statement audit, quarterly reviews, comfort letters, consents and review of, and assistance with, Current Reports on Form 8–K.
(**)	Audit–related fees include fees for assistance with proposed transactions.

POLICY ON AUDIT COMMITTEE PRE–APPROVAL OF AUDIT AND PERMISSIBLE NON–AUDIT SERVICES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with the Commission and the Public Company Accounting Oversight Board (“PCAOB”) requirements regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm.  In recognition of this responsibility, the Audit Committee has established a policy to pre–approve all audit and permissible non–audit services provided by the independent registered public accounting firm.

Prior to engagement of the independent registered public accounting firm for each year’s audit, management will submit a list to the Audit Committee for its approval of services and related fees expected to be rendered and fees expected to be incurred during that year within each of four (4) categories of services to the Audit Committee for approval.

•	Audit services include audit work performed on the financial statements and internal control over financial reporting, as well as work that generally only the independent registered public accounting firm can reasonably be expected to provide, including quarterly reviews, comfort letters, statutory audits, and discussions surrounding the proper application of financial accounting and/or reporting standards.

•	Audit–Related services are for assurance and related services that are traditionally performed by the independent registered public accounting firm, including due diligence related to mergers and acquisitions, employee benefit plan audits, and special procedures required to meet certain regulatory requirements.

•	Tax services include all services, except those services specifically related to the audit of the financial statements, performed by the independent registered public accounting firm’s tax personnel, including tax analysis; assisting with coordination of execution of tax–related activities, primarily in the area of corporate development; supporting other tax–related regulatory requirements; and tax compliance and reporting. The Company generally does not request such services from the independent registered public accounting firm.

•	All Other services are those services not captured in the audit, audit–related or tax categories. The Company generally does not request such services from the independent registered public accounting firm.

The Audit Committee requires the independent registered public accounting firm and management to report actual fees versus the budget periodically throughout the year by category of service.  During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre–approval categories.  In those instances, the Audit Committee requires specific pre–approval before engaging the independent registered public accounting firm.  The Audit Committee may delegate pre–approval authority to one or more of its members.  The member to whom such authority is delegated must report any pre–approval decisions to the Audit Committee at its next scheduled meeting.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

We, the members of the Audit Committee, represent the following:

1.	The Audit Committee has reviewed and discussed Merge Healthcare’s audited financial statements with management;

2.	The Audit Committee has also received from, and discussed with, BDO USA, LLP, Merge Healthcare’s independent registered public accounting firm for fiscal year 2013, the matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committee);

3.	The Audit Committee has received the written disclosures and the letter from BDO USA, LLP required by the Public Company Accounting Oversight Board rule that relates to independence (Rule 3526), and has discussed with BDO USA, LLP, its independence as Merge Healthcare’s independent registered public accounting firm; and

4.	Based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in Merge Healthcare’s Annual Report on Form 10–K for the year ended December 31, 2013, for filing with the Commission.

The Audit Committee

Neele E. Stearns, Jr., Chairperson
Dennis Brown
Richard A. Reck

STOCKHOLDER PROPOSALS

We did not receive any stockholder proposals for inclusion in this year’s Proxy Statement.  If a stockholder wishes to present a proposal to be included in the proxy statement for the next annual meeting of stockholders, the proposal must be submitted in writing and received by our General Counsel or our Corporate Secretary at our offices no later than January 5, 2015.

To bring business before an annual meeting, a stockholder must submit a timely notice that complies with the requirements of our Bylaws.  Our Bylaws require, among other things, that the notice contain a brief description of the business desired to be brought before the meeting and, if such business includes a proposal to amend our Bylaws, the language of the proposed amendment, the stockholder’s reasons for conducting the business at the meeting and any material interest in such business of the stockholder.  Our Bylaws are available free of charge on file with the Commission, by searching the EDGAR archives at www.sec.gov, on line at www.merge.com/company/investors/corporate-governance.aspx, or by written request to our General Counsel or Corporate Secretary at 350 North Orleans Street, First Floor, Chicago, Illinois 60654.

ANNUAL REPORT ON FORM 10–K

We will provide without charge to each person to whom a copy of this Proxy Statement has been delivered, upon written or oral request, a copy of our Company’s Annual Report on Form 10–K for the year ended December 31, 2013.  Requests should be made to the office of the General Counsel or to the office of the Corporate Secretary at 350 North Orleans Street, First Floor, Chicago, Illinois 60654; telephone number (312) 565–6868 or at shareholderinfo@merge.com.

Annex A

MERGE HEALTHCARE INCORPORATED
2000 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED
(Conformed Through This First Amendment)

ARTICLE I –– PURPOSE

1.01 PURPOSE

The Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan (the “Plan”) is intended to provide a method whereby employees of Merge Healthcare Incorporated and its Subsidiary Corporations (hereinafter referred to, unless the context otherwise requires, as the “Company”) will have an opportunity to acquire a proprietary interest in the Company through the purchase of shares of Company’s Common Stock, par value $0.01 (the “Common Stock”).  It is the intention of the Company to have the Plan qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).  The provisions of the Plan shall be construed to extend and limit participation in a manner consistent with the requirements of that Section of the Code.

ARTICLE II –– DEFINITIONS

(a)            “Administrator” means the Company’s chief financial officer.

(b)            “Base Pay” shall mean regular straight–time earnings excluding payments for overtime, vacation, shift premium, bonuses and other special payments, commissions and other marketing incentive payments.

(c)            “Beneficiary” means beneficiary of a participant designated pursuant to Section 12.01.

(d)            “Board” means the Board of the Directors of the Company.

(e)            “Committee” shall mean the Compensation Committee of the Board or any other committee designated by the Board to administer the Plan.

(f)            “Employee” means any person who is customarily employed on a full–time or part–time basis by the Company and is regularly scheduled to work more than twenty (20) hours per week.

(g)            “Fair Market Value” shall mean the value of one share of Common Stock on the relevant date determined as follows:

(1)            If the shares are traded on an exchange (including The NASDAQ Global Select Market), the reported ‘closing price’ on the relevant date (i.e. the Offering Commencement Date or the Offering Termination Date) assuming it is a trading day, otherwise on the preceding nearest trading date;

(2)            If the shares are traded over–the–counter with no reported closing price, the mean between the lowest bid and the highest asked prices on said system on the relevant date assuming it is a trading day, otherwise on the preceding nearest trading date; and

(3)            if neither of the foregoing applies, the fair market value as determined by the Committee in good faith, such determination to be conclusive and binding on all persons.

(h)            “Subsidiary Corporation” shall mean any present or future corporation which (i) would be a “subsidiary corporation” of the Company as that term is defined in Section 424 of the Code, and (ii) is designated as a participant in the Plan by the Committee.

The masculine pronoun whenever used herein is deemed to include the feminine, and the singular shall be deemed to include the plural whenever the context requires.

ARTICLE III –– ELIGIBILITY AND PARTICIPATION

3.01 INITIAL ELIGIBILITY

All Employees of the Company or of any Subsidiary Corporation shall be eligible to participate in an offering under the Plan as of the first day of the calendar quarter next following their date of employment.

3.02 LEAVE OF ABSENCE

For purposes of participation in the Plan, a person on leave of absence shall be deemed to be an Employee for the first ninety (90) days of such leave of absence and such Employee’s employment shall be deemed to have terminated for purposes of this Plan at the close of business on the ninetieth (90th) day of such leave of absence unless such Employee shall have returned to regular full–time or part–time employment (as the case may be) prior to the close of business on such ninetieth (90th) day.  Termination by the Company of any Employee’s leave of absence shall terminate an Employee’s employment for all purposes of the Plan and shall terminate such Employee’s participation in the Plan and right to exercise any option.

3.03 RESTRICTIONS ON PARTICIPATION

Notwithstanding any provisions of the Plan to the contrary, no Employee shall be granted an option to participate in the Plan:

(a)            if, immediately after the grant, such Employee would own stock, and/or hold outstanding options to purchase stock, possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining stock ownership of any employee); or

(b)            which permits his rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds Twenty Five Thousand Dollars ($25,000) in fair market value of the stock (determined at the time such option is granted) for each calendar year in which such option is outstanding.

3.04 COMMENCEMENT OF PARTICIPATION

An eligible Employee may become a participant by completing an authorization for a payroll deduction on the form provided by the Company and filing it with the Administrator on or before the date set therefore by the Committee, which date shall be prior to the Offering Commencement Date for the Offering (as such terms are defined below).  Payroll deductions for a participant shall commence on the applicable Offering Commencement Date when his authorization for a payroll deduction becomes effective and shall end on the Offering Termination Date of the Offering to which such authorization is applicable unless sooner terminated by the participant as provided in Section 8.01.

3.05 STOCK

The stock offered hereunder shall be shares of Common Stock either:  (i) authorized, but unissued, (ii) purchased in the open market by the Company or at its direction, or (iii) issued and held in treasury.  Subject to adjustment in accordance with the provisions of Section 12.03, the total number of shares of Common Stock that may be offered shall not exceed the Maximum Share Limit.  If at any time participating Employees elect to purchase more than the Maximum Share Limit, then the number of shares of Common Stock which may be purchased by each participating Employee shall be reduced pro rata.

In the event that an Employee’s participation under the Plan for any reason ends or is terminated and the shares which are subject to purchase are not purchased, such unpurchased shares of Common Stock shall again be available for offering under the Plan.

ARTICLE IV –– OFFERINGS

4.01 OFFERING PERIODS.

Each Offering Period will be determined by the Committee.  Unless otherwise determined by the Committee, the Plan will operate with successive quarterly Offering Periods commencing on the first day of each calendar quarter and ending on the last day of such calendar quarter.  The Committee shall have the power to change the duration of future Offering Periods, without shareholder approval, and without regard to the expectations of any participants, but in no event shall the duration of any Offering Period exceed twenty seven (27) months from the date the option is granted.

ARTICLE V –– PAYROLL DEDUCTIONS

5.01 AMOUNT OF DEDUCTION

At the time a participant files his authorization for payroll deduction, he shall elect to have deductions made from his pay on each day during the time he is a participant in an Offering at the rate, expressed as a whole percentage number, not to exceed ten percent (10%) of his base pay in effect at the Offering Commencement Date of such Offering.  In the case of a part–time hourly Employee, such Employee’s base pay during an Offering shall be determined by multiplying such Employee’s hourly rate of pay in effect on the Offering Commencement Date by the number of regularly scheduled hours of work for such Employee during such Offering.  Notwithstanding the foregoing, the Committee shall have the right, pursuant to Section 11.02, to establish a minimum payroll deduction as a condition of participation in the Plan, or may delegate such authority to the Administrator.  A minimum of Ten Dollars ($10.00) per pay period shall apply in the absence of a minimum established by the Committee.

5.02 PARTICIPANT’S ACCOUNT

All payroll deductions made for a participant shall be credited to his account under the Plan.  A participant may not make any separate cash payment into such account except when on leave of absence and then only as provided in Section 5.04.

5.03 CHANGES IN PAYROLL DEDUCTIONS

A participant may discontinue his participation in the Plan as provided in Section 8.01 but no other change can be made during an Offering and, specifically, a participant may not alter the amount of his payroll deductions for that Offering.

5.04 LEAVE OF ABSENCE

If a participant goes on a leave of absence, such participant shall have the right to elect:  (a) to withdraw the balance in his account pursuant to Section 7.02, (b) to discontinue contributions to the Plan but remain a participant in the Plan, or (c) remain a participant in the Plan during such a leave of absence, authorizing deductions to be made from payments by the Company to the participant during such leave of absence and undertaking to make cash payments to the Plan at the end of each payroll period to the extent that amounts payable by the Company to such participant are insufficient to meet such participant’s authorized Plan deductions.

ARTICLE VI –– GRANTING OF OPTION

6.01 NUMBER OF OPTION SHARES

On the Offering Commencement Date, a participating Employee shall be deemed to have been granted an option to purchase a maximum number of shares of the stock of the Company equal to an amount determined as follows: (i) that percentage of the Employee’s Base Pay which he has elected to have withheld (but not in any case in excess of ten percent (10%)) multiplied by (ii) the Employee’s Base Pay during the period of the offering (iii) divided by the Designated Percentage (as defined in Section 6.02) of Fair Market Value on the applicable Offering Commencement Date.

6.02 OPTION PRICE

The option price of stock purchased with payroll deductions made during the Offering Period for a participant therein shall be:  (a) until March 31, 2005, the lower of: (i) a percentage of the Fair Market Value (the “Designated Percentage”) of Common Stock on the Offering Commencement Date on which an option is granted, or (ii) the Designated Percentage of the Fair Market Value on the Offering Termination Date; and (b) on and after April 1, 2005, the Designated Percentage of the Fair Market Value on the Offering Termination Date only. The Committee may change the Designated Percentage with respect to any future Offering period, but not below eighty five percent (85%), and the Committee may determine with respect to any prospective Offering Period that the option price shall be the Designated Percentage of the Fair Market Value of the Common Stock on the effective purchase date.  In the event the Committee does not select a Designated Percentage, the Designated Percentage shall be eighty five percent (85%) up to December 31, 2003, shall be one hundred percent (100%) commencing January 1, 2004, and shall be ninety five percent (95%) commencing April 1, 2005.

ARTICLE VII –– EXERCISE OF OPTION

7.01 AUTOMATIC EXERCISE

Unless a participant gives written notice to the Company as hereinafter provided, his option for the purchase of Common Stock with payroll deductions made during any Offering will be deemed to have been exercised automatically on the last day of each calendar quarter in the Offering Period applicable to such offering, for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his account at that time will purchase at the applicable option price (but not in excess of the number of shares for which options have been granted to the Employee pursuant to Section 6.01), and any excess in his account at that time shall be carried over into the next Offering, or if there is none, shall be returned to him.

7.02 WITHDRAWAL OF ACCOUNT

By written notice to the Administrator, at any time prior to the Offering Termination Date applicable to any Offering, a participant may elect to withdraw all the accumulated payroll deductions in his account at such time.

7.03 FRACTIONAL SHARES

Fractional shares will not be issued under the Plan and any accumulated payroll deductions which would have been used to purchase fractional shares will be returned to any Employee promptly following the termination of an Offering, without interest.

7.04 TRANSFERABILITY OF OPTION

During a participant’s lifetime, options held by such participant shall be exercisable only by that participant.  Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive Common Stock under the Plan may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant other than by will or the laws of descent and distribution.  Any such attempted assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with Section 7.02.

7.05 DELIVERY OF STOCK

As promptly as practicable after each exercise pursuant to Section 7.01, the Company will deliver to each participant, as appropriate, the stock purchased upon exercise of his option.

7.06 EXPENSES

The Company will bear the expenses of administering the Plan.  The Company will not bear fees related to an Employee holding or disposing of Common Stock.

7.07 WITHHOLDING

Any amounts to be paid or shares of Common Stock to be delivered by the Company under the Plan shall be reduced to the extent permitted or required under applicable law by sums required to be withheld by the Company or any Subsidiary Corporation.

ARTICLE VIII –– WITHDRAWAL
8.01 IN GENERAL

As indicated in Section 7.02, a participant may withdraw payroll deductions credited to his account under the Plan at any time by giving written notice to the Administrator.  All of the participant’s payroll deductions credited to his account will be paid to him promptly after receipt of his notice of withdrawal, and no further payroll deductions will be made from his pay during such Offering.  The Company may, at its option, treat any attempt to borrow by an Employee on the security of his accumulated payroll deductions as an election, under Section 7.02, to withdraw such deductions.

8.02 EFFECT ON SUBSEQUENT PARTICIPATION

A participant’s withdrawal from any Offering will not have any effect upon his eligibility to participate in any succeeding Offering or in any similar plan which may hereafter be adopted by the Company.

8.03 TERMINATION OF EMPLOYMENT

Upon termination of the participant’s employment for any reason, including retirement (but excluding death while in the employ of the Company or continuation of a leave of absence for a period beyond ninety (90) days), the payroll deductions credited to his account will be returned to him, or in the case of his death subsequent to the termination of his employment, to the person or persons entitled thereto under Section 12.01.

8.04 TERMINATION OF EMPLOYMENT DUE TO DEATH

Upon termination of the participant’s employment because of his death, his Beneficiary (as defined in Section 12.01) shall have the right to elect, by written notice given to the Administrator prior to the earlier of the next exercise date as provided in Section 7.01 or the expiration of a period of sixty (60) days commencing with the date of the death of the participant, either:

(a)            to withdraw all of the payroll deductions credited to the participant’s account under the Plan, or

(b)            to exercise the participant’s option for the purchase of stock on the exercise date next following the date of the participant’s death for the purchase of the number of full shares of stock which the accumulated payroll deductions in the participant’s account at the date of the participant’s death will purchase at the applicable option price, and any excess in such account will be returned to said beneficiary, without interest.   In the event that no such written notice of election shall be duly received by the office of the Administrator, the beneficiary shall automatically be deemed to have elected, pursuant to paragraph (b), to exercise the participant’s option.

8.05 LEAVE OF ABSENCE

A participant on leave of absence shall, subject to the election of such participant pursuant to Section 5.04, continue to be a participant in the Plan so long as such participant is on continuous leave of absence.  A participant who has been on leave of absence for more than ninety (90) days and who therefore is not an employee for the purpose of the Plan shall not be entitled to participate in any offering commencing after the ninetieth (90th) day of such leave of absence.  Notwithstanding any other provisions of the Plan, unless a participant on leave of absence returns to regular full–time or part–time employment with the Company at the earlier of: (a) the termination of such leave of absence or (b) three (3) months from the ninetieth (90th) day of such leave of absence, such participant’s participation in the Plan shall terminate on whichever of such dates first occurs.

ARTICLE IX –– INTEREST

9.01 PAYMENT OF INTEREST

No interest will be paid or allowed on any money paid into the Plan or credited to the account of any participant employee.

ARTICLE X –– STOCK

10.01 MAXIMUM SHARES

The maximum number of shares which shall be issued under the Plan, subject to the adjustment upon changes in capitalization of the Company as provided in Section 12.03 shall be one million two hundred fifty thousand (1,250,000) shares of Common Stock.  If the total number of shares for which options are exercised on any exercise date in accordance with Section 7.01 exceeds the maximum number of shares for the applicable offering, the Company shall make a pro rata allocation of the shares available for delivery and distribution in nearly a uniform manner as shall be practicable and as it shall determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be returned to him as promptly as possible.

10.02 PARTICIPANT’S INTEREST IN OPTION STOCK

The participant will have no interest in stock covered by his option until such option has been exercised.

10.03 REGISTRATION OF STOCK

Stock to be delivered to the participant under the Plan will be registered in the name of the participant, or if the participant so directs by written notice to the Administrator prior to the Offering Termination Date applicable thereto, in the names of the participant and one such other person as may be designated by the participant, as joint tenants with rights of survivorship or as tenants by the entireties, to the extent permitted by applicable law.

10.04 RESTRICTIONS ON EXERCISE

The Board of Directors may, in its discretion, require as conditions to the exercise of any option that the shares of Common Stock reserved for issuance upon the exercise of the option shall have been duly listed upon official notice of issuance, upon a stock exchange, and that either:

(a)            a Registration Statement under the Securities Act of 1933, as amended, with respect to said shares shall be effective, or

(b)            the participant shall have represented at the time of purchase, in form and substance satisfactory to the Company, that it is his intention to purchase the shares for investment and not for resale or distribution.

In addition, the Company reserves the right to require participants to disclose to the Administrator or other Company representatives all information concerning the sales of shares issued pursuant to the Plan for the purposes of ensuring the Company’s and participants’ compliance with tax, securities and other applicable laws.

ARTICLE XI –– ADMINISTRATION

11.01 APPOINTMENT OF COMMITTEE

The Committee shall administer the Plan and shall consist of no fewer than two members of the Board of Directors.  No member of the Committee shall be eligible to purchase stock under the Plan.

11.02 AUTHORITY OF COMMITTEE

Subject to the express provisions of the Plan, the Committee shall have plenary authority in its discretion to interpret and construe any and all provisions of the Plan, to adopt rules and regulations for administering the Plan, and to make all other determinations deemed necessary or advisable for administering the Plan.  The Committee’s determination on the foregoing matters shall be final and conclusive.  The Committee may employ such agents, attorneys, accountants or any other persons and delegate to them such powers, rights, and duties as the Committee may consider necessary to properly carry out the administration of the Plan.

11.03 RULES GOVERNING THE ADMINISTRATION OF THE COMMITTEE

The Board of Directors may from time to time appoint members of the Committee in substitution for or in addition to members previously appointed and may fill vacancies, however caused, in the Committee.  The Committee may select one of its members as its Chairman and shall hold its meetings at such times and places as it shall deem advisable and may hold telephonic meetings.  A majority of its members shall constitute a quorum.  All determinations of the Committee shall be made by a majority of its members.  The Committee may correct any defect or omission or reconcile any inconsistency in the Plan, in the manner and to the extent it shall deem desirable.  Any decision or determination reduced to writing and signed by a majority of the members of the Committee shall be as fully effective as if it had been made by majority vote at a meeting duly called and held.  The Committee may appoint a secretary and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

ARTICLE XII –– MISCELLANEOUS

12.01 DESIGNATION OF BENEFICIARY

A participant may file a written designation of a Beneficiary who is to receive any stock and/or cash.  Such designation of beneficiary may be changed by the participant at any time by written notice to the Administrator.  Upon the death of a participant and upon receipt by the Company of proof of identity and existence at the participant’s death of a Beneficiary validly designated by him under the Plan, the Company shall deliver such stock and/or cash to such Beneficiary.  In the event of the death of a participant and in the absence of a Beneficiary validly designated under the Plan who is living at the time of such participant’s death, the Company shall deliver such stock and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such stock and/or cash to the spouse or to any one or more dependents of the participant as the Company may designate.  No beneficiary shall, prior to the death of the participant by whom he has been designated, acquire any interest in the stock or cash credited to the participant under the Plan.

12.02 USE OF FUNDS

All payroll deductions received or held by the Company under this Plan may be used by the Company for any corporate purpose and the Company shall not be obligated to segregate such payroll deductions.

12.03 ADJUSTMENT UPON CHANGES IN CAPITALIZATION

(a)            If, while any options are outstanding, the outstanding shares of Common Stock of the Company have increased, decreased, changed into, or been exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, reverse stock split or similar transaction, appropriate and proportionate adjustments may be made by the Committee in the number and/or kind of shares which are subject to purchase under outstanding options and on the option exercise price or prices applicable to such outstanding options.  In addition, in any such event, the number and/or kind of shares which may be offered in the Offerings described in Article IV hereof shall also be proportionately adjusted.  No adjustments shall be made for stock dividends.  For the purposes of this Paragraph, any distribution of shares to shareholders in an amount aggregating twenty percent (20%) or more of the outstanding shares shall be deemed a stock split and any distributions of shares aggregating less than twenty percent (20%) of the outstanding shares shall be deemed a stock dividend.

(b)            Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the property or stock of the Company to another corporation, the holder of each option then outstanding under the Plan will thereafter be entitled to receive at the next exercise date pursuant to Section 7.01 upon the exercise of such option for each share as to which such option shall be exercised, as nearly as reasonably may be determined, the cash, securities and/or property which a holder of one (1) share of the Common stock was entitled to receive upon and at the time of such transaction.  The Board of Directors shall take such steps in connection with such transactions as the Board shall deem necessary to assure that the provisions of this Section 12.03 shall thereafter be applicable, as nearly as reasonably may be determined, in relation to the said cash, securities and/or property as to which such holder of such option might thereafter be entitled to receive.

12.04 AMENDMENT AND TERMINATION

The Board of Directors shall have complete power and authority to terminate or amend the Plan; provided, however, that the Board of Directors shall not, without the approval of the stockholders of the Corporation (i) increase the maximum number of shares which may be issued under any Offering (except pursuant to Section 12.04); (ii) amend the requirements as to the class of employees eligible to purchase stock under the Plan or permit the members of the Committee to purchase stock under the Plan.  No termination, modification, or amendment of the Plan may, without the consent of an Employee then having an option under the Plan to purchase stock, adversely affect the rights of such Employee under such option.

12.05 EFFECTIVE DATE

The Plan shall become effective as of July 1, 2000, subject to approval by the holders of the majority of the Common Stock present and represented at a special or annual meeting of the shareholders held on or before July 1, 2000.  If the Plan is not so approved, the Plan shall not become effective.

12.06 NO EMPLOYMENT RIGHTS

The Plan does not, directly or indirectly, create any right for the benefit of any employee or class of employees to purchase any shares under the Plan, or create in any employee or class of employees any right with respect to continuation of employment by the Company, and it shall not be deemed to interfere in any way with the Company’s right to terminate, or otherwise modify, an employee’s employment at any time.

12.07 EFFECT OF PLAN

The provisions of the Plan shall, in accordance with its terms, be binding upon, and inure to the benefit of, all successors of each employee participating in the Plan, including, without limitation, such employee’s estate and the executors, administrators or trustees thereof, heirs and legatees, and any receiver, trustee in bankruptcy or representative of creditors of such employee.

12.08 GOVERNING LAW

The internal laws of the State of Wisconsin will govern all matters relating to this Plan except to the extent it is superseded by the laws of the United States of America.  The Plan and all offerings under the Plan are intended to comply in all aspects with Section 423 of the Code (or its successors section) and Rule 16b–3 promulgated under the Securities Exchange Act of 1934, as amended from time to time.  Should any of the terms of the Plan or offerings be found not to be in conformity with the terms of Section 423 or Rule 16b–3, such terms shall be invalid and shall be omitted from the Plan or the offering but the remaining terms of the Plan shall not be affected.  However, to the extent permitted by law, any provisions which could be deemed invalid and omitted shall first be construed in compliance with all applicable laws (including Rule 16b–3) so as to foster the intent of this Plan.

12.09 LITIGATION BY EMPLOYEES OR OTHER PERSONS

To the extent permitted by law, if:  (i) a legal action arises against the Company, a Subsidiary or any Employee or director thereof, or the Committee or any member thereof, by or on behalf of any participant, in which the participant is not the prevailing party, or (ii) a legal action arises because of conflicting claims to shares of Common Stock due an Employee or Beneficiary, the costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the Company, a Subsidiary or Employee or director thereof, or the Committee or any member thereof, in connection with the action will be charged to the extent possible to the shares of Common Stock or sums, if any, that were involved in the action or were payable to, or on account of, the Employee or Beneficiary concerned.

12.10 INDEMNIFICATION

The Company shall indemnify and hold harmless any person who is or was a director, officer, or Employee of the Company or a Subsidiary and each member of the Committee, to the extent legally permissible, from and against any and all loss, damage, liability or expense, including reasonable attorneys’ fees and expenses, to which such person may be subjected by reason of any act or omission the person made in good faith with respect to the administration of the Plan, including all expenses the person reasonably incurred in his defense if the Company fails to provide such defense.

Amended and Restated Effective Date:  June 16, 2014 pending stockholder approval.

2014 ANNUAL MEETING OF STOCKHOLDERS OF

MERGE HEALTHCARE INCORPORATED

June 16, 2014

PROXY VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Annual Meeting and Proxy Statement, Annual Report on Form 10-K and proxy card are available at www.merge.com/annualmeeting/

Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet or telephone.

20730303000000000000 3 061614

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Elect seven (7) individuals to serve as Directors until the next annual meeting of stockholders (check one box).

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:
- ○ Dennis Brown
- ○ Justin C. Dearborn
- ○ William J. Devers Jr.
- ○ Nancy J. Koenig
- ○ Matthew M. Maloney
- ○ Richard A. Reck
- ○ Neele E. Stearns, Jr.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Approve the amendment to the Merge Healthcare Incorporated 2000 Employee Stock Purchase Plan.	☐	☐	☐
3. Approve the compensation of the Company's Named Executive Officers.	☐	☐	☐
4. Ratify the appointment of BDO USA, LLP as the Company's independent registered public accounting firm for the 2014 fiscal year.	☐	☐	☐

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting, and any adjournment or postponement thereof.

YOUR VOTE IS IMPORTANT. THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. PLEASE PROMPTLY MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE.

The Board of Directors recommends a vote FOR all director nominees and FOR proposal numbers two, three and four.

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.